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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2010

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated annual meeting of stockholders on Wednesday, June 2, 2010, at 10:00 a.m., Pacific Daylight Time. The meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. We believe that adopting this method will help us expedite your receipt of the proxy materials, lower our cost of delivery and help to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice") to certain of our stockholders. We are also mailing a full set of proxy materials, including a proxy card, to certain stockholders beginning on the date we file the attached proxy statement with the SEC. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice and in the attached proxy statement. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

David Overton Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on June 2, 2010:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and posted. To vote by the Internet or telephone, first read the accompanying Proxy Statement and then follow the instructions below:
VOTE BY INTERNET		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
June 2, 2010

        The 2010 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company") will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Wednesday, June 2, 2010, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect two nominees to serve as directors of the Company for a term to expire at the Company's 2011 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To approve the 2010 Stock Incentive Plan;

  3.
  To approve the 2010 Amended and Restated Annual Performance Incentive Plan;

  4.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2010; and

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        At the Annual Meeting, the Board of Directors intends to present Allen J. Bernstein and Thomas L. Gregory for re-election to the Board of Directors.

        The Board of Directors has fixed the close of business on April 6, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Debby R. Zurzolo Secretary
Calabasas Hills, California April 23, 2010

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

1	INTRODUCTION
1	General
1	Internet Availability of Proxy Materials
1	Important Changes to Proxy Voting Rules
1	Voting; Quorum; Abstentions and Broker Non-Votes
2	Proxies
3	Solicitation
3	ITEMS TO BE VOTED ON
3	Proposal 1: Election of Directors
4	Proposal 2: Approval of the 2010 Stock Incentive Plan
14	Proposal 3: Approval of the 2010 Amended and Restated Annual Performance Incentive Plan
21	Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm
23	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
23	Our Board of Directors
24	Director Independence
25	Board Leadership Structure and Lead Director
25	Role of Board of Directors in Risk Oversight
25	Meeting Attendance
26	Committees of the Board of Directors
28	Designation of Audit Committee Financial Experts
28	Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website
29	Stockholder Communication with the Board of Directors
29	Director Nominations Process
34	Compensation Committee Interlocks and Insider Participation
34	Board of Directors Compensation
37	Indemnification of Officers and Directors
38	Director Stock Ownership Guidelines, Holding Periods and Other Requirements
38	Policies Regarding Review, Approval or Ratification of Transactions with Related Persons
39	FORWARD LOOKING STATEMENTS
39	EXECUTIVE COMPENSATION
39	Compensation Discussion and Analysis
60	Compensation Committee Report
61	Summary Compensation Table
63	Nonqualified Deferred Compensation
64	Grants of Plan-Based Awards in Fiscal 2009
65	Outstanding Equity Awards
67	Option Exercises and Stock Vested
67	Employment Agreements
71	Potential Payments upon Termination or Change of Control
74	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
76	OTHER INFORMATION
76	Beneficial Ownership of Principal Stockholders and Management
78	Equity Compensation Plan Information
79	Section 16(a) Beneficial Ownership Reporting Compliance
79	10b5-1 Trading Plans
79	Stockholder Proposals for the 2011 Annual Meeting of Stockholders
80	Availability of Annual Report and Form 10-K
80	Adjournment of the 2010 Annual Meeting
80	Other Matters
Appendix A—2010 Stock Incentive Plan
Appendix B—2010 Amended and Restated Annual Performance Incentive Plan

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2010

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Wednesday, June 2, 2010, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend to cause this Proxy Statement and form of proxy to be available to stockholders on or about April 23, 2010.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials ("Notice") to certain of our stockholders. Our stockholders have the ability to access the proxy materials on the website referred to in the Notice and in this Proxy Statement and to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice and in this Proxy Statement.

        In addition, the Notice provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Important Changes to Proxy Voting Rules

        Since our last annual meeting of stockholders, certain changes were made to SEC and NYSE rules that changed how shares held in brokerage accounts are voted in the election of directors. If you do not vote your shares on Proposal 1 (Election of Directors), your brokerage firm can no longer vote them for you and your shares will remain unvoted. Previously, if your broker did not receive instructions from you, your broker was permitted to vote your shares for you in director elections. However, starting January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares. Therefore, it is very important that you vote your shares for all proposals including the election of directors.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 6, 2010, the record date fixed by the Board for the Annual Meeting ("Record Date"), 60,219,509 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 6, 2010 will be entitled to notice of and to vote at the Annual Meeting.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy. Our Bylaws provide that unless otherwise provided by law, by the Certificate of Incorporation or the Bylaws, all elections and questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the Annual Meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of voting stock represented by "broker non-votes" shall be treated as present for purposes of determining a quorum, but shall not be counted or deemed present for the purpose of determining whether stockholders approve a proposal. "Broker non-votes" are shares of stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter. See "Important Changes to Proxy Voting Rules" above.

        For Proposal 1, our Bylaws require that, in an uncontested election, each director will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director. A stockholder whose ballot is marked as "abstain" or a broker non-vote shall not be considered a vote cast and therefore will have no effect on the outcome of the vote, other than to reduce the number of affirmative votes required to elect a director.

        Proposals 2, 3 and 4 require the approval of a majority of the outstanding shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Accordingly, abstentions as to each of these proposals will count as votes against the proposal. Broker non-votes as to Proposals 2, 3 and 4, however, will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal and therefore will have no effect on the outcome of the vote, other than to reduce the number of affirmative votes required to approve the proposals.

Proxies

        Proxies delivered pursuant to this solicitation are revocable at the stockholder's option, prior to their exercise, by attendance and voting at the Annual Meeting (although attendance at the Annual Meeting itself will not revoke a proxy) or by filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy or another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the nominees for directors, Allen J. Bernstein and Thomas L. Gregory;

  •
  FOR approval of the 2010 Stock Incentive Plan;

  •
  FOR approval of the 2010 Amended and Restated Annual Performance Incentive Plan; and

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for the fiscal year ending December 28, 2010.

The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We will pay for the cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. We have also retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $15,000 plus reasonable out-of-pocket expenses. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

PROPOSAL ONE
Election of Directors

General

        Our Bylaws provide for a Board of Directors consisting of no less than five and no more than thirteen members, the exact number within this range being determined by resolution of the Board. The Board has currently set the number of directors at eight. Effective as of the date of the Annual Meeting, the Board has reduced the number of directors to seven. The Board is currently classified into three classes, with each director serving a three-year term. At the 2008 annual meeting of stockholders, stockholders approved amendments to our Certificate of Incorporation to eliminate our classified board structure and, as a result, all directors will stand for election to one-year terms beginning with the 2011 annual meeting of stockholders. Dr. David R. Klock, whose term expires at the Annual Meeting, has notified us that he will not stand for re-election as a director at the Annual Meeting.

Nominees

        The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination of Allen J. Bernstein and Thomas L. Gregory for re-election to the Board of Directors for a term that will expire at the annual meeting of stockholders to be held in 2011. For biographical information regarding the director nominees, please see the section entitled "Our Board of Directors" in this Proxy Statement.

        The Board approved the Governance Committee's recommendations and nominated Mr. Bernstein and Mr. Gregory, each of whom has indicated his willingness to serve. Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Mr. Bernstein and Mr. Gregory.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Board to fill the vacancy.

Required Vote

        With respect to this Proposal 1, our Bylaws require that in an uncontested election each director will be elected by the vote of the majority of votes cast. An uncontested election means that the number of Board seats available is the same as the number of nominees. A majority of votes cast means that the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director. A stockholder whose ballot is marked as "abstain" or broker non-votes to which a stockholder otherwise gives no authority or direction shall not be considered a vote cast and therefore will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION
OF MR. BERNSTEIN AND MR. GREGORY TO THE BOARD OF DIRECTORS.

PROPOSAL TWO
Approval of the 2010 Stock Incentive Plan

Summary

        We currently grant stock-based incentive awards to our employees and other key service providers under our Amended and Restated 2001 Omnibus Stock Incentive Plan ("2001 Plan"). After its original adoption, the 2001 Plan was amended and was last approved by our stockholders in 2004. As of March 1, 2010, there were 2,167,696 common shares subject to outstanding awards under the 2001 Plan, and the fair market value of a share of our common stock (as determined by the closing price quoted by The NASDAQ Global Select Market on that date) was $24.24.

        At the Annual Meeting, we are asking you to approve a new 2010 Stock Incentive Plan ("2010 Plan"). The 2010 Plan was approved by the Board on February 25, 2010, conditioned on and subject to obtaining stockholder approval of the 2010 Plan on or before February 24, 2011. Upon approval by stockholders, the 2010 Plan will replace the 2001 Plan with respect to future equity compensation awards to our employees and consultants (collectively, "Selected Participants") and any remaining shares available for grant under the 2001 Plan will be cancelled. Non-employee members of our Board will be excluded from participating in the 2010 Plan.

        As of March 1, 2010, there were 10,388,698 options/stock appreciation rights outstanding under all equity plans, with a weighted average exercise price of $22.45 per share, and a weighted average remaining term of 5.8 years. Further, as of March 1, 2010, there were 555,950 full value awards outstanding and unvested under all equity plans. Upon stockholder approval of the 2010 Plan, the 2001 Plan will terminate and no further awards will be granted from the 2001 Plan.

        Similar to the 2001 Plan, the 2010 Plan will permit the discretionary award of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), restricted stock, stock units and/or stock appreciation rights ("SARs") to Selected Participants. Such awards may be granted beginning on the date of stockholder approval of the 2010 Plan and continuing through February 24, 2020, or the earlier termination of the 2010 Plan, subject to the number of available shares remaining in the 2010 Plan.

        Stockholder approval of the 2010 Plan will allow us to continue to provide long-term incentives to Selected Participants who are responsible for our success and growth. Increased stock ownership by Selected Participants will further align their interests with the interests of our external stockholders and will assist us in attracting and retaining talented employees. Stockholder approval of the 2010 Plan will also enable stock options, SARs, stock units and restricted stock grants to employees covered by Internal Revenue Code ("Code") Section 162(m) to be eligible to qualify as tax-deductible, performance-based compensation and ISO grants to employees to qualify for favorable federal income tax treatment under Code Section 422. If stockholders do not approve the 2010 Plan by February 24, 2011, the 2010 Plan will terminate with no awards being granted thereunder and the 2001 Plan will continue to remain in effect in accordance with its terms.

        Our Board encourages stockholders to consider the following in voting to approve the 2010 Plan. The following points summarize why the Board strongly believes the 2010 Plan is essential for our future success:

  •
  Achieving superior long-term results for our stockholders always has been one of our primary objectives and therefore it is essential that employees think and act like owners. Stock ownership helps enhance the alignment of the long-term economic interests of our employees with those of our stockholders. Accordingly, we have historically granted equity awards to encourage alignment between our management and staff objectives with the long-term economic interests of our stockholders. As of March 1, 2010, the 2001 Plan has only 1,433,185 unissued shares available for future grant. Therefore, if the 2010 Plan is not approved by stockholders, we will soon lose our ability to grant equity compensation awards to key employees, which will lessen our ability to align our employees' long-term economic interests with those of our stockholders.

  •
  Our employees are our most valuable asset. Our ability to grant equity compensation awards is vital to attract and retain a talented management team and other talented and experienced individuals in a competitive marketplace. If the 2010 Plan is not approved by stockholders, we would be at a competitive disadvantage in each of these areas and would need to resort to providing increased short-term incentive, direct immediate compensation, such as cash payments or other compensation arrangements, to prevent a loss of executives and other employees, and to continue to attract high caliber employees for our future needs. Should this happen, we would face higher compensation costs, which could limit our earnings per share growth.

  •
  A balanced approach to executive compensation, using a mix of salaries, performance-based bonus incentives and long-term equity incentives, helps prevent management from making decisions that favor short-term results over longer-term stability and profitability. Without a sufficient share pool from which to grant long-term equity awards to Selected Participants, our ability to inhibit favoring short-term results would be hampered.

  •
  Our use of equity compensation is not limited to corporate executives. Our General Managers and Executive Kitchen Managers who run our restaurants also receive equity compensation. Equity is an important part of their total compensation package and we believe that it helps us have one of the lowest turnover rates in the industry for these positions.

  •
  The 3,800,000 new shares of common stock that would be available for grant under the 2010 Plan represent only 6.3% of the number of shares of common stock that are currently outstanding. Under our recent stock option grant rates, which range between approximately 2.6%-4.5% of outstanding shares per year (excluding forfeitures) over the last two fiscal years, the requested share pool of 3,800,000 shares would cover grants for only the next two years. Prior to fiscal 2009, the grant rates generally ranged between 2.6%-3.5%. The rate of 4.5% in fiscal 2009 was higher than normal because we granted shares remaining in the 2000 Omnibus Performance Stock Plan prior to its expiration in May 2009. The share authorization request is a conservative amount and designed to manage our equity compensation needs only until mid-2012 under current grant practices, at which time stockholders would be able to re-evaluate any additional authorization request.

  •
  The 2010 Plan provides several corporate governance enhancements which were not part of the 2001 Plan, including, without limitation, no vesting of unvested shares upon stockholder approval of a "change of control" occurrence, and no vesting of unvested shares upon consummation of such occurrence without further 2010 Plan Committee action, stricter limitations on exercise of option shares following separation from service from us, increased weighting of restricted shares or stock units against the available share pool, prohibition on option re-pricing and share buyouts without stockholder approval, prohibition on share recycling and reloads, and "clawback" or recoupment provisions.

Commitment Regarding Burn Rate

        In order to address potential stockholder concerns regarding the number of ISOs, NSOs, restricted stock, stock units and/or SARs that we may grant in the future, we commit that over the next three fiscal years, commencing on December 30, 2009, we will not grant equity awards at an average rate greater than 3.1% of our basic weighted average shares outstanding over such fiscal three-year period ("Commitment"). This Commitment represents our average industry mean plus one standard deviation for the 2009 and 2010 combined average, as defined by RiskMetrics Group. For purposes of calculating the number of ISOs, NSOs, restricted stock, stock units and/or SARs that we may grant in a fiscal year, any "full-value" awards, such as restricted stock and stock units, shall count as the equivalent of two shares, recognizing the greater intrinsic value of full-value awards.

Text of 2010 Plan

        The complete text of the 2010 Plan is attached as Appendix A to this Proxy Statement. Stockholders are urged to review the 2010 Plan together with the following information, which is qualified in its entirety by reference to Appendix A. If there is any inconsistency between this Proposal 2 and the 2010 Plan terms, or if there is any inaccuracy in this Proposal 2, the terms of the 2010 Plan shall govern.

Highlights of Material Differences between the 2010 Plan and the 2001 Plan

        The following table highlights certain of the differences between the 2010 Plan and the 2001 Plan:

	2001 Plan	2010 Plan
Available Shares	1,433,185 shares plus any shares that can become available under forfeited outstanding awards	3,800,000 shares
Share Usage	Each award share counts as one share against the available share pool	Each restricted share or stock unit grant counts as two shares against the available share pool; other grants count as one share
Share Recycling	Shares used to settle awards are generally available for issuance	Shares used to settle awards are no longer available for issuance
ISO Total Grant Limit	635,284 shares	3,800,000 shares
Added Performance Goals	N/A
Same as 2001 Plan, plus market share, guest satisfaction, corporate transactions, product development, capital expenditures, EBITDA (earnings before interest, taxes, depreciation and amortization), revenues
Change in Control (definition subpart)	Any person becomes owner of more than 20% of voting power of Company	Any person becomes owner of more than 50% of voting power of Company
Change in Control Occurrence	Upon stockholder approval of merger, liquidation, or sale of assets, whether or not consummated	Only at consummation of transaction
Effect of Change in Control	If not assumed by surviving entity, unassumed awards vest immediately	Unassumed awards vest only at discretion of 2010 Plan Committee
Retirement	3 years to exercise vested options/SARs	1 year for less than 20 years of Service and 3 years for 20+ years of Service to exercise vested options/SARs
Dividends	No mandated limitations	Must be subject to same vesting conditions as underlying award
Minimum Vesting of Restricted Stock and Stock Units	At least three years after grant	At least one year after grant
Buyout of Awards	Expressly permitted	Permitted only upon stockholder approval
Re-pricing	Expressly permitted	Permitted only upon stockholder approval
Option Re-Load	Expressly permitted	Expressly prohibited
Plan Expiration	No expiration date	February 24, 2020

        Additionally, the following provisions are expressly contained in the 2010 Plan whereas they were not included in the 2001 Plan:

  •
  Clawback.  Awards may be subject to recoupment or "clawback" in connection with any such clawback policy that we maintain.

  •
  Other Plan Grants.  No awards may be granted under our other equity compensation plans, including the 2001 Plan, after stockholder approval of the 2010 Plan.

        A more detailed summary of the principal provisions of the 2010 Plan is set forth below. If there is any inconsistency between the summary set forth below and the 2010 Plan's terms, or if there is any inaccuracy in the following summary, the terms of the 2010 Plan shall govern.

Key Features of the 2010 Plan

        Certain key features of the 2010 Plan are summarized as follows:

  •
  The 2010 Plan will have up to a maximum aggregate of 3,800,000 common shares reserved for issuance.

  •
  If not terminated earlier by the Board, the 2010 Plan will terminate on February 24, 2020.

  •
  The 2010 Plan is generally administered by a committee comprised solely of three or more independent members of the Board, which would be the Compensation Committee unless otherwise designated by the Board ("2010 Plan Committee").

  •
  Employees and consultants are eligible to receive awards, provided that the 2010 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards. Non-employee members of the Board are not eligible to participate in the 2010 Plan.

  •
  Stock options and stock appreciation rights may not be granted at a per share exercise price below the fair market value of our common stock on the date of grant.

  •
  Stock options and stock appreciation rights may not be repriced without stockholder approval.

  •
  Awards generally may be granted only on pre-set dates established by the 2010 Plan Committee prior to the beginning of each fiscal year.

  •
  Awards can qualify as tax deductible "qualified performance-based compensation" within the meaning of Code Section 162(m).

  •
  A change in control of the Company is triggered only upon consummation of the underlying change in control transaction, not upon stockholder or Board approval of the transaction.

Description of the 2010 Plan

        Background and Purpose of the 2010 Plan.    The purpose of the 2010 Plan is to promote our long-term success and the creation of stockholder value by:

  •
  Attracting and retaining the services of employees and certain key service providers who would be eligible to receive grants as Selected Participants,

  •
  Aligning Selected Participants' interests with stockholders through compensation that is based upon the performance of our common stock,

  •
  Motivating Selected Participants, through the award of equity compensation grants, to achieve long-term performance goals,

  •
  Providing a vehicle to grant equity compensation awards which allows us to provide a balanced mix of compensation arrangements for our Selected Participants, and

  •
  Providing a long-term compensation program that is competitive as compared to other companies.

        The 2010 Plan permits the grant of the following types of equity-based incentive awards: (1) stock options (which can be either ISOs or NSOs), (2) stock appreciation rights (SARs), (3) restricted stock, and (4) stock units.

        Eligibility to Receive Awards.    Employees and consultants of ours and certain of our affiliated companies are eligible to receive awards under the 2010 Plan. The 2010 Plan Committee determines, in its discretion, the Selected Participants who will be granted awards under the 2010 Plan. As of March 1, 2010, approximately 434 employees (including four executive officers plus one executive officer who is also an employee director) would be eligible to participate in the 2010 Plan. The total number of employees employed by us as of March 1, 2010 is approximately 30,769. Non-employee directors are not eligible to participate in the 2010 Plan.

        Shares Subject to the 2010 Plan.    If stockholders approve the 2010 Plan pursuant to this Proposal 2, the maximum number of common shares that can be issued under the 2010 Plan is 3,800,000 shares. We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, have designed the 2010 Plan so that shares that are issued as restricted stock and stock units, and which are not forfeited, shall count as two shares against this limit. The shares underlying forfeited or terminated awards will become available again for issuance under the 2010 Plan, but shares that are utilized to pay an award's exercise price or tax withholding obligations shall count against the 2010 Plan's share limit.

        Administration of the 2010 Plan.    The 2010 Plan will be administered by the 2010 Plan Committee which must consist of three or more independent Board members. The members of the 2010 Plan Committee must be independent "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and "outside directors" under Section 162(m) of the Code. The Board has designated its Compensation Committee as the 2010 Plan Committee. Subject to the terms of the 2010 Plan, the 2010 Plan Committee has the sole discretion, among other things, to:

  •
  Select the individuals who will receive awards,

  •
  Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

  •
  Correct any defect, supply any omission, or reconcile any inconsistency in the 2010 Plan or any award agreement,

  •
  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2010 Plan, and

  •
  Interpret the provisions of the 2010 Plan and outstanding awards.

        The 2010 Plan Committee also may use the 2010 Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a "clawback" policy). The members of the Board, the 2010 Plan Committee and their delegates shall be indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2010 Plan.

Types of Awards

        Awards issued under the 2010 Plan will be evidenced by a written agreement executed by and between the Company and the Selected Participant. Such written agreement will recite the specific terms and conditions of the award.

        Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 Plan Committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Stock options granted under the 2010 Plan may be either ISOs or NSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 Plan provides that no more than 3,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the 2010 Plan generally cannot be exercised until it becomes vested. The 2010 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term life for stock options granted under the 2010 Plan may not exceed ten years from the date of grant although the 2010 Plan Committee may establish a shorter period at its discretion.

        The exercise price of each stock option granted under the 2010 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted "cashless" exercise and sale program, or through another method approved by the 2010 Plan Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

        Stock Appreciation Rights ("SARs").    A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR's exercise and the fair market value of the shares covered by the exercised portion of the SAR on the date of grant. The 2010 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting and the term of the SAR. The maximum term life for SARs granted under the 2010 Plan may not exceed ten years from the date of grant subject to the discretion of the 2010 Plan Committee to establish a shorter period. The 2010 Plan Committee may determine that a SAR will only be exercisable if we satisfy performance goals established by the 2010 Plan Committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 Plan Committee may determine.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 Plan Committee. The 2010 Plan Committee also will determine any other terms and conditions of an award of restricted stock. In determining whether an award of restricted stock should be made, and/or the vesting schedule for any such award, the 2010 Plan Committee may impose whatever conditions to vesting it determines to be appropriate; provided, however, that generally no vesting will be permitted until at least one year after grant. For example, the 2010 Plan Committee may determine that an award of restricted stock will vest only if we satisfy performance goals established by the 2010 Plan Committee.

        Stock Units.    Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 Plan Committee will determine all of the terms and conditions of an award of stock units, including the vesting period; provided, however, that generally no vesting will be permitted until at least one year after grant. Upon each vesting date of a stock unit, a Selected Participant will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The 2010 Plan Committee may determine that an award of stock units will vest only if we satisfy performance goals established by the 2010 Plan Committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the 2010 Plan Committee may determine. Settlement of stock units shall generally occur within thirty days of vesting unless the Selected Participant has timely elected to defer such compensation.

        Performance Conditions and Annual Grant Limits.    The 2010 Plan specifies performance conditions that the 2010 Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance condition criteria shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours:

  •
  return on equity

  •
  earnings per share

  •
  net income

  •
  earnings per share growth

  •
  return on invested capital

  •
  return on assets

  •
  economic value added

  •
  earnings before interest and taxes (EBIT)

  •
  revenue growth

  •
  gross margin return on inventory investment

  •
  fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return)

  •
  operating profit

  •
  consolidated income from operations

  •
  cash flow (including, but not limited to, cash flow from operations and free cash flow)

  •
  cash flow return on investments (which equals net cash flow divided by total capital)

  •
  internal rate of return

  •
  net present value

  •
  costs or expenses

  •
  market share

  •
  guest satisfaction

  •
  corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures

  •
  product development

  •
  capital expenditures

  •
  earnings before interest, taxes, depreciation and amortization (EBITDA), and/or

  •
  revenues

        If this Proposal 2 is approved by stockholders, then each of the above performance criteria would be approved for use, at the 2010 Plan Committee's discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in awards of restricted stock and stock units to Covered Employees (as defined below) can permit these awards to qualify as performance-based compensation. Certain other awards, such as stock options, may qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance criteria.

        Approval of the material terms of the 2010 Plan (which consists of participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants) by stockholders is necessary for grants to Covered Employees to qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Code. Qualified performance-based compensation approved by stockholders is not subject to the Code Section 162(m) deduction limit. By seeking approval of this Proposal 2, the Board also intends to prevent Code Section 162(m) from limiting the deductibility of 2010 Plan Awards to Covered Employees. In this regard, the 2010 Plan imposes the following individual annual grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m):

Share Grant Limit Per Fiscal Year
Stock Options and SARs	200,000 shares
Restricted Stock and Stock Units	100,000 shares

        The above share grant limits are doubled for awards that are granted in the fiscal year the Covered Employee commences employment, an employee is promoted to the position of our chief executive officer, or when an employee first becomes a Covered Employee.

        However, it is impossible to be certain that all 2010 Plan Awards or any other compensation paid by the Company to Covered Employees will be tax deductible. Further, the 2010 Plan does not preclude the Compensation Committee from making other compensation payments outside of the 2010 Plan to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the section under the heading "Internal Revenue Code Section 162(m) Limits" below for further information on Code Section 162(m).

        Limited Transferability of Awards.    Awards granted under the 2010 Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2010 Plan Committee may in its discretion permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant's immediate family or to a trust or other entity for the benefit of the member(s) of the Selected Participant and/or his or her immediate family.

        Termination of Employment, Death or Disability.    The 2010 Plan determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested, unless the Award agreement or a Selected Participant's employment agreement provides otherwise.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 Plan and subject to each award, as well as the number and class of shares available for issuance under the 2010 Plan, shall each be equitably and proportionately adjusted by the 2010 Plan Committee.

        Corporate Transaction.    In the event that we are a party to a merger or other reorganization, outstanding 2010 Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without consent of the Selected Participant. The Board or 2010 Plan Committee need not adopt the same rules for each award or Selected Participant.

        Change in Control.    The 2010 Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2010 Plan Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time.

        Term of the 2010 Plan.    If approved by stockholders, the 2010 Plan will continue in effect until February 24, 2020, or until earlier terminated by the Board.

        Governing Law.    The 2010 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

        Amendment and Termination of the 2010 Plan.    The Board generally may amend or terminate the 2010 Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of stock options or stock appreciation rights after the date of their grant as required by NASDAQ Listing Rules.

Certain Federal Income Tax Information

        The following is a general summary, as of March 2010, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2010 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2010 Plan.

        Incentive Stock Options.    For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant's regular income tax for the year.

        Nonstatutory Stock Options.    A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

        Stock Appreciation Rights.    No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for one year or more.

        Restricted Stock.    A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

        Stock Units.    No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.

        Income Tax Effects for the Company.    We generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).

        Internal Revenue Code Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) ("Covered Employees"). The 2010 Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible.

        Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2010 Plan (such as stock units). The intent is for the 2010 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

New Plan Benefits

        All 2010 Plan awards will be granted at the 2010 Plan Committee's discretion, subject to the limitations described in the 2010 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2010 Plan are not presently determinable.

Required Vote

        We are asking you to approve the 2010 Stock Incentive Plan. This approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the Annual Meeting and entitled to be voted on Proposal 2. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and, accordingly, will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this proposal to approve the 2010 Plan other than to reduce the number of affirmative votes required to approve this proposal. In the event that stockholder approval is not obtained, we will be unable to make awards under the 2010 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF
THE 2010 STOCK INCENTIVE PLAN.

PROPOSAL THREE
Approval of the Material Terms of the Performance Goals Under
The 2010 Amended and Restated Annual Performance Incentive Plan

Summary

        In 1993, we adopted the Annual Performance Incentive Plan to provide cash incentive compensation to key employees based on achievement of specified goals and objectives. This plan was subsequently amended and restated as the Amended and Restated Annual Performance Incentive Plan ("2005 Incentive Plan"). The 2005 Incentive Plan's material terms were most recently approved by our stockholders in 2005.

        In February 2010, our Board further amended and restated the 2005 Incentive Plan as the 2010 Amended and Restated Annual Performance Incentive Plan ("Restated Plan") to be effective upon and subject to our stockholders approving the "Material Terms" of the performance goals (defined below) of the Restated Plan. At the Annual Meeting, we are asking our stockholders to approve the Material Terms of the performance goals under which incentive compensation may be paid under the Restated Plan. As discussed further below, stockholder approval is required in order for Restated Plan incentive compensation to constitute qualifying performance-based compensation within the meaning of Internal Revenue Code ("Code") Section 162(m).

        The complete text of the Restated Plan is attached as Appendix B to this Proxy Statement. Stockholders are urged to review the Restated Plan together with the following information, which is qualified in its entirety by reference to Appendix B. If there is any inconsistency between this Proposal 3 and the Restated Plan terms or if there is any inaccuracy in this Proposal 3, the terms of the Restated Plan shall govern.

Purpose of the Restated Plan

        The Restated Plan is an annual cash incentive compensation plan providing for Performance Achievement Bonus Awards (defined below) to Covered Employees (defined below). The purposes of the Restated Plan are to:

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  Challenge management to make decisions and to take actions to advance the Company to meet its goals;

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  Attract, retain and motivate highly talented management;

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  Focus management's attention on setting and achieving clearly defined and attainable corporate and business unit performance objectives; and

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  Provide for performance-based incentive compensation.

Internal Revenue Code Section 162(m) and Performance-Based Compensation

        Code Section 162(m) generally does not allow a publicly-held corporation to claim a federal income tax deduction for compensation that exceeds $1 million paid in any tax year to a "Covered Employee." For these purposes, the Internal Revenue Service has determined that Covered Employees are a corporation's principal executive officer and the three most highly compensated executive officers (other than the corporation's principal executive officer or principal financial officer) whose compensation is required to be reported in the corporation's Summary Compensation Table. However, "performance-based compensation" is specifically exempt from the Code Section 162(m) $1 million annual tax deduction limit, provided that certain requirements are satisfied. One such requirement is that, every five years, the corporation's stockholders must approve the "material terms of the performance goal" of a plan ("Material Terms") under which the performance-based compensation is to be paid.

        We have been providing Code Section 162(m) qualifying performance-based compensation to our Covered Employees under the 2005 Incentive Plan and wish to continue to do so in the future under the

Restated Plan. Qualifying performance-based compensation is not only tax deductible to us, but also can further motivate Covered Employees to successfully advance our business interests. Accordingly, as in 2005, we are again requesting that stockholders approve the Restated Plan, including the Material Terms thereof, so that tax-deductible, qualifying performance-based compensation can continue to be paid to Covered Employees under the Restated Plan.

        Under Code Section 162(m), the Material Terms requiring stockholder approval are:

  •
  The employees eligible to receive the performance-based compensation;

  •
  A description of the business criteria on which each performance goal is based; and

  •
  Either the formula used to calculate the performance-based compensation, or, alternatively, the maximum amount of such compensation that could be awarded or paid to any eligible employee if the applicable performance goals are met.

        The Restated Plan provides for cash incentive awards that are referred to as "Performance Achievement Bonuses." The amount that can be paid under a participant's Performance Achievement Bonus is stated as a percentage of the participant's annual base salary. The actual bonus payment, if any, is based on the degree of achievement of the performance goals ("Performance Incentive Targets") that are established for the participant's Performance Achievement Bonus. The Compensation Committee of the Board intends that Performance Achievement Bonus Awards to Covered Employees under the Restated Plan qualify as "performance-based compensation" so that we will be able to claim a tax deduction without limitation under Code Section 162(m).

        Approval of this Proposal 3 would not limit our ability to award or pay other forms of compensation to Covered Employees outside of the Restated Plan, whether or not the performance goals for a Performance Achievement Bonus are achieved in any fiscal year, and whether or not payment of such other forms of compensation would be tax deductible, if the Compensation Committee determines the award or payment of such other forms of compensation is in our best interests and in the best interests of our stockholders.

Highlights of March 2010 Revisions to 2005 Incentive Plan

        As noted in the Summary section above, the Board amended and restated the 2005 Incentive Plan in March 2010. The following table highlights certain differences between the Restated Plan and the existing 2005 Incentive Plan:

	Existing Plan	Restated Plan
Discretionary Bonuses that do not qualify as Code Section 162(m) performance-based compensation	Permitted, subject to limits specified in Plan	Not included in Plan. Discretionary bonuses may be awarded by the Compensation Committee outside of the Restated Plan.
Eligibility	All Employees	Employees who are or who could become Covered Employees
Maximum Performance Achievement Bonus	$1 million per fiscal year	$2.5 million per fiscal year
Added Performance Incentive Targets	N/A
Same as 2005 Incentive Plan, plus market share, guest satisfaction, corporate transactions, product development, capital expenditures, EBITDA (earnings before interest, taxes, depreciation and amortization), revenues
Governing law	California	Delaware
Clawback	None	Included
Discretion to Reduce Award	Not expressly permitted	Expressly permits reduction of Award at discretion of Committee (defined below) notwithstanding attainment of Performance Incentive Target objectives

        The Restated Plan also has an express provision reflecting that, as permitted by Code Section 162(m), the Committee (defined below) may utilize its discretion to reduce a Performance Achievement Bonus, notwithstanding attainment of the Performance Incentive Target objectives. Moreover, Awards issued under the Restated Plan can be subject to cancellation or repayment in connection with any policy of ours pertaining to recoupment of compensation ("Clawback Policy"). In addition, the Restated Plan also expressly provides for indemnification of the Board, Committee and their delegates in connection with performing their duties under the Restated Plan. Other revisions were primarily clarifications, along with certain added provisions to reflect applicable tax regulations that became effective after the 2005 Incentive Plan's Material Terms were last approved by stockholders in 2005.

Code Section 162(m) Material Terms for the Restated Plan

        The Material Terms for the Restated Plan are as follows:

        Eligibility.    Eligible Restated Plan participants who can receive Performance Achievement Bonuses include executive officers or other employees of ours or any of our subsidiaries or affiliates who are Covered Employees or who could become Covered Employees. Approximately four persons would be currently eligible to be designated as participants to receive Performance Achievement Bonuses under the Restated Plan.

        Performance Incentive Target Objectives.    The Performance Incentive Targets applicable to a Performance Achievement Bonus awarded under the Restated Plan shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours:

  •
  return on equity

  •
  earnings per share

  •
  net income

  •
  earnings per share growth

  •
  return on invested capital

  •
  return on assets

  •
  economic value added

  •
  earnings before interest and taxes (EBIT)

  •
  revenue growth

  •
  gross margin return on inventory investment

  •
  fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return)

  •
  operating profit

  •
  consolidated income from operations

  •
  cash flow (including, but not limited to, cash flow from operations and free cash flow)

  •
  cash flow return on investments (which equals net cash flow divided by total capital)

  •
  internal rate of return

  •
  net present value

  •
  costs or expenses

  •
  market share

  •
  guest satisfaction

  •
  corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures

  •
  product development

  •
  capital expenditures

  •
  earnings before interest, taxes, depreciation and amortization (EBITDA), and/or

  •
  revenues

        If this Proposal 3 is approved by stockholders, then each of the above Performance Incentive Targets would be approved for use (until our annual meeting of stockholders in 2015) in Performance Achievement Bonuses that are intended to qualify as performance-based compensation under Code Section 162(m).

        Maximum Award.    The maximum amount of a Performance Achievement Bonus payable to any participant with respect to a fiscal year shall not exceed $2.5 million.

Other Elements of the Restated Plan

        Administration of Restated Plan.    The Restated Plan is administered by the "Committee." The Compensation Committee of our Board, provided it continues to be composed solely of two or more independent "outside directors" as defined under Code Section 162(m), will constitute the Restated Plan's Committee ("Committee"). The Committee is, among other things, responsible for selecting participants, determining Performance Incentive Targets and Performance Achievement Bonuses, and adopting rules and regulations for the Restated Plan. The Committee has the authority to interpret the Restated Plan and the terms of any document relating to any award, may adopt rules and regulations for carrying out the terms and purposes of the Restated Plan, and may take such other actions in the administration of the Restated Plan as it deems advisable. The interpretation and construction by the Committee of any provision of the Restated Plan, any document evidencing an award, and any rule or regulation adopted by the Committee, shall be final and binding. The Committee members (and Board members and delegates) will generally be indemnified by us for their actions taken in connection with the Restated Plan. Each fiscal year, the Committee in its discretion may select those employees eligible to earn a Performance Achievement Bonus under the Restated Plan.

        Performance Achievement Bonuses.    The Restated Plan provides that the Committee may award eligible participants with a Performance Achievement Bonus. A Performance Achievement Bonus will specify a cash bonus opportunity that is denominated as a stated percentage of the participant's annual base salary. The actual amount of a Performance Achievement Bonus Award paid to a participant will depend on the degree of achievement of the Performance Incentive Target objectives that are established for the Performance Achievement Bonus, subject to the Committee's discretion to reduce (but not increase) the amount of any such award irrespective of the degree of attainment of the performance goals.

        Establishment of Performance Incentive Target Objectives for Performance Achievement Bonuses.    Performance Incentive Targets will be established by the Committee for each Restated Plan participant with respect to a fiscal year. These objectives may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual participant or the entity or division, department or function within which the participant is employed.

        The Committee must establish in writing the applicable Performance Incentive Targets for a Performance Achievement Bonus. These targets must be established no later than the latest time permitted by Code Section 162(m), which generally means not later than after 25% of the performance period has elapsed and in no event later than 90 days after the commencement of the performance period. Additionally, the attainment of such performance targets must then be "substantially uncertain" within the meaning of Code Section 162(m). The Committee must also establish in writing the formula or methodology for determining the amount of the Performance Achievement Bonus that could be earned by a Covered Employee based on the degree of achievement of the Performance Incentive Targets.

        Once the Performance Incentive Targets and the formula for determining the amount of Performance Achievement Bonus that can be earned by the Covered Employee have been established, the Committee generally does not have the authority to make any modifications to the targets or bonus formula. However, to the extent consistent with the requirements of Code Section 162(m), the Committee may adjust the evaluation of performance to remove the effects of certain events including, for example, extraordinary nonrecurring events, or material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions, among other things.

        Payment.    Awards under the Restated Plan are payable to the participant in cash on the date designated by the Committee, provided that such date shall occur within two and one-half months of the end of the fiscal year. Before payment of any portion of a Performance Achievement Bonus, the Committee must certify in writing the degree of achievement of the applicable Performance Incentive Targets.

        Clawback.    In accordance with the terms of any Clawback Policy adopted by the Board, Awards may be forfeited or subject to repayment to us by the Covered Employees.

        Separation from Service.    In the event of a participant's separation from service with us due to death, disability, normal retirement, early retirement with our consent or leave of absence approved by us, or in the event of hardship or other special circumstances of a participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in our best interests, and not inconsistent with the requirements of Code Section 162(m).

        Amendment.    The Restated Plan may be amended or terminated in whole or in part by the Board or the Committee in their sole discretion, but no such action shall adversely affect or alter any right or obligation existing prior to such amendment or termination. Stockholder approval of a Restated Plan amendment will be solicited only to the extent required by applicable laws.

        Governing Law.    The Restated Plan shall be governed by the laws of the United States and the laws of the State of Delaware (which is the state of our incorporation) to the extent Delaware's laws are not preempted by federal law.

Performance Achievement Bonuses for Fiscal 2010 and Future Years

        No Awards may be granted under the Restated Plan unless our stockholders approve the Material Terms of the Restated Plan at the Annual Meeting. However, Performance Incentive Targets established by the Committee for participants in the 2005 Incentive Plan prior to such date, and any Performance Achievement Bonus Awards earned as a result of achievement of such Performance Incentive Targets, shall be subject to and administered under the terms and conditions of the 2005 Incentive Plan.

        The amounts of Performance Achievement Bonuses to be paid in the future pursuant to the Restated Plan depend on achievement of Performance Incentive Targets that have yet to be established and therefore are presently not determinable. It is possible that no Performance Achievement Bonuses will be paid in any fiscal year under the Restated Plan.

New Plan Benefits

        The following table shows the threshold, target and maximum amounts of Performance Achievement Bonus Awards that would have been payable to each of the executive officers named in our Summary Compensation Table and the various groups indicated below under the Restated Plan depending on the degree of achievement of the Performance Incentive Targets for fiscal 2009, if the Restated Plan had been in effect in fiscal 2009. The Annual Incentive Compensation section in the Compensation Discussion and Analysis and the Grant of Plan-Based Awards table in this Proxy Statement each provide further details on the 2005 Incentive Plan awards to the Named Executive Officers during fiscal 2010 based upon achievement of Performance Incentive Targets for fiscal 2009 and on stock awards to the Named Executive Officers during fiscal 2009. The identification of Covered Employees under the Restated Plan is determined under Code Section 162(m) and may include (or exclude) certain Named Executive Officers.

Performance Achievement Bonus if Associated Targets Were Achieved in Fiscal 2009 Under Restated Plan
Name	Threshold(1)	Target	Maximum
David Overton, Chairman and Chief Executive Officer	$21,114	$703,800	$1,231,650
W. Douglas Benn, EVP and Chief Financial Officer(2)	Not eligible	Not eligible	Not eligible
Cheryl M. Slomann, Former Interim Chief Financial Officer, Current Vice President, Controller and Chief Accounting Officer(2)	Not eligible	Not eligible	Not eligible

	Performance Achievement Bonus if Associated Targets Were Achieved in Fiscal 2009 Under Restated Plan
Name	Threshold(1)	Target	Maximum
Max S. Byfuglin, President, Cheesecake Factory Bakery Incorporated	$5,895	$196,500	$393,000
Debby R. Zurzolo, EVP, General Counsel and Secretary	$6,750	$225,000	$393,750
All current executive officers as a group (4 persons)	$33,759	$1,125,399	$2,018,400
All current non-employee directors as a group (7 persons)	Not eligible under either the 2005 Incentive Plan or the Restated Plan	Not eligible under either the 2005 Incentive Plan or the Restated Plan	Not eligible under either the 2005 Incentive Plan or the Restated Plan
All employees, including current officers who are not executive officers, as a group (1 person)	$3,983	$132,750	$232,313

(1)
Based on minimum achievement of operating income objective only.

(2)
Not a Covered Employee under Section 162(m) and thus not eligible for an award under the Restated Plan.

Federal Income Tax Consequences

        By seeking approval of this Proposal 3, the Board intends to prevent Code Section 162(m) from limiting the deductibility of Performance Achievement Bonus Awards which may be given to Covered Employees. However, it is impossible to be certain that all Performance Achievement Bonus Awards or any other compensation paid by us to Covered Employees will be tax deductible. Further, the Restated Plan does not preclude the Compensation Committee from making other compensation payments outside of the Restated Plan to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m).

        Generally, participants will realize taxable ordinary income under the Restated Plan at such time as they receive cash or become entitled to payment of cash in connection with an award. We will become entitled to an equal tax deduction at the same time and such deduction will not be limited by Code Section 162(m) if all requirements of Code Section 162(m) have been met.

        To the extent needed to comply with Code Section 409A, any Restated Plan payments constituting nonqualified deferred compensation that are paid due to the separation from service of a participant who is then a "specified employee," as defined under Code Section 409A, can be subject to delay in payment until the seventh month following such separation from service (or the participant's death, if earlier).

Required Vote

        We are asking you to approve the Restated Plan, including the Material Terms thereof. This approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to be voted on Proposal 3. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and, accordingly, will have the effect of a vote "AGAINST" Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this proposal to approve the Restated Plan other than to reduce the number of affirmative votes required to approve this proposal. In the event that stockholder approval is not obtained, the Company may not make awards under the Restated Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MATERIAL TERMS OF THE 2010 AMENDED AND RESTATED ANNUAL PERFORMANCE INCENTIVE PLAN.

PROPOSAL FOUR
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 28, 2010. PwC has served as our independent registered public accounting firm since our initial public offering in 1992. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require submission of this matter to stockholders, the Board believes that submission is consistent with current best practices in corporate governance and is seeking ratification of the appointment by stockholders. In the event that stockholders fail to ratify the selection of PwC, the Audit Committee will consider such vote a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of PwC is ratified by the stockholders at the Annual Meeting, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that a change would be in our best interests and in the best interests of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

        The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2009	Fiscal 2008
Audit Fees	$547,900	$581,400
Audit-Related Fees	—	—
Tax Fees	9,995	21,450
All Other Fees	10,000	8,500

Total Fees	$567,895	$611,350

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance services.

        All Other Fees represent the aggregate fees billed by PwC for services other than those reported in the above categories. For fiscal 2008, the nature of services provided consisted of review and consultation related to our stock-based compensation procedures and, for fiscal 2009, the nature of services consisted of review and consultation related to our response to communications with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the pre-approval of audit and permissible non-audit services provided that those members report any pre-approvals to the full committee. Pursuant to this authority, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, provided that the amount of fees for any particular services requested does not exceed $10,000 and the Chair reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Required Vote

        The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2010 requires the affirmative vote of a majority of the shares of common stock that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors

        The names of our current directors, their ages as of the Record Date, and certain other information is set forth below:

Name	Age	Position	Director Since	Term Expires
David Overton	63	Chairman of the Board, Chief Executive Officer	1992	2011
Allen J. Bernstein	64	Director	2008	2010
Alexander L. Cappello	54	Lead Director	2008	2011
Thomas L. Gregory	74	Director	1992	2010
David R. Klock(1)	65	Director	2006	2010
Jerome I. Kransdorf	71	Director	1997	2011
David B. Pittaway	58	Director	2009	2011
Agnieszka Winkler	64	Director	2007	2011

(1)
Dr. Klock has notified us that he will not be standing for re-election to the Board at the Annual Meeting.

        David Overton co-founded our predecessor company with his parents, Oscar and Evelyn Overton. He has served as our Chairman of the Board and Chief Executive Officer since our incorporation in February 1992.

        Allen J. Bernstein is the President of Endeavor Restaurant Group, Inc. He founded and served as Chairman and Chief Executive Officer of Morton's Restaurant Group, Inc. from 1989 through 2005 and presently serves as its Chairman Emeritus. He currently serves on the boards of directors of a number of privately held companies, including Caribbean Restaurants, LLC; Bravo Development, Inc; and as non-executive Chairman of the Board of Perkins & Marie Callender's, Inc. Previously, Mr. Bernstein served as a director on the boards of Charlie Brown's Steakhouse, McCormick & Schmick's Seafood Restaurants and Dave & Busters, Inc. He also serves on the board of trustees of the American Film Institute.

        Alexander L. Cappello is Chairman and Chief Executive Officer of Cappello Capital Corp., a global merchant banking firm, which has conducted business in over 50 countries where its principals have completed over $110 billion in transactions. Mr. Cappello has more than 30 years of global experience in corporate management, corporate finance, and investment banking and merchant banking. He currently serves as a Trustee for the University of Southern California and past President of its Alumni Association Board of Governors. In addition, he serves as a Trustee of the City of Hope, and as a director of California Republic Bank and the RAND Corporation Center for Middle East Public Policy. Mr. Cappello previously served as Chairman of the International Board of the Young Presidents Organization, Chairman of Inter-Tel (Delaware), Incorporated and has served as a director for a number of public companies prior to their acquisition or privatization, including Koo Koo Roo, Inc., Cytrx Corp., and Genius Products, Inc.

        Thomas L. Gregory has over 50 years of experience in the food service industry. He served as Vice Chairman of the Board of Directors of Sizzler International, Inc., a restaurant chain, until August 1994. Mr. Gregory served as President, Chief Executive Officer and a member of the Board of Directors of Sizzler from 1982 to 1991, and then served as President of its successor company until his retirement in 1992. From 1974 to 1991, he served as Vice President for Collins Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr. Gregory has served as a member of the Board of Directors of Regis Corporation, the world's largest chain of retail hair care operations, since 1996.

        David R. Klock, Ph.D, is currently the Wachovia Chair in Business and Dean of the School of Business at the University of Alabama at Birmingham. From 2005 until 2008, Dr. Klock was Dean of the College of Business Administration at California State Polytechnic University in Pomona, California. In 2004, Dr. Klock was appointed Chairman of CompBenefits Corporation, an Atlanta, Georgia-based provider of dental and vision plans to over 4.5 million members in the United States. CompBenefits was sold to Humana Inc. in October 2007. From 1993 to 2004, Dr. Klock served as Chairman and Chief Executive Officer of CompBenefits and from 1991 to 1993, he served as President. Dr. Klock has notified us that he will not stand for re-election to the Board at the 2010 Annual Meeting.

        Jerome I. Kransdorf has more than 40 years of investment management experience. He currently serves as President of JaK Direct, a division of Muriel Siebert & Co., Inc. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October, 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is also a member of the Boards of Directors of Morton's Restaurant Group, Inc., McCormick & Schmick's Seafood Restaurants, Perkins & Marie Callender's Inc., Caribbean Restaurants, LLC, Bravo Development, Inc. and the Dystrophic Epidermolysis Bullosa Research Association of America. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Agnieszka Winkler is the founder and Chairperson of The Winkler Group, a San Francisco-based management consultancy specializing in branding and marketing efficiency and effectiveness. She is also the founder and former Chairperson and Chief Executive Officer of Winkler Advertising, founded in 1984, and Team Toolz Inc., founded in 1999, both of which were acquired. Ms. Winkler has served on the Boards of Directors of the following NASDAQ-listed companies before they were acquired: Inter-Tel (Delaware), Incorporated, Reno Air, Inc. and SuperCuts, Inc. In addition, she served as Vice Chairperson of the Board of Directors of IPLocks, Inc., a privately held company. Ms. Winkler currently serves on the Board of Trustees of Santa Clara University and on the Board of Trustees of Ascension Health, Inc. Ms. Winkler is the author of "Warp Speed Branding," published by Wiley in the United States, China and Turkey.

        Except as set forth above, each nominee or incumbent director has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under SEC and NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as such term is defined under SEC and NASDAQ rules: Allen J. Bernstein; Alexander L. Cappello; Thomas L. Gregory; David R. Klock; Jerome I. Kransdorf; David B. Pittaway; and Agnieszka Winkler. In this Proxy Statement, these seven directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board of Directors. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as CEO and Chairman since 1992. We believe this leadership structure enables Mr. Overton to effectively function as the critical link between the Board and the operating organization. It also streamlines important discussions with and among the Board on key topics such as our strategic objectives and direction. In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, in June 2008, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors to serve as such. Mr. Cappello has served as Lead Director since July 2008.

        The role of the Lead Director is to preside at executive sessions of the Independent Directors, serve as principal liaison between the Independent Directors and the Chairman of the Board, coordinate the agenda and materials for meetings of the Board, advise the Chairman of the Board concerning scheduling of meetings, make recommendations to the Chairman of the Board regarding the retention of advisors and consultants who report directly to the Board, make recommendations to the Board and the Chairman regarding significant corporate governance issues, oversee the Governance Committee's review of our compliance with corporate governance policies adopted by the Board, and oversee the annual evaluation of the Board and its committees. Our policy regarding the responsibilities of our Lead Director is available on our website. For information on where to access this document, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Role of Board of Directors in Risk Oversight

        Our Board of Directors retains responsibility for oversight of risks related to our operations. While the Audit Committee of the Board monitors risks related to our financial statements, the Board has determined that oversight of enterprise-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets regularly with our management to review the effectiveness of processes for identifying and managing significant risks. The Board also reviews with management the strategic objectives which may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

        The Board receives information regarding risk management from members of our executive management. In addition, we have formed an Enterprise Risk Management Committee (ERM) with specific responsibilities and duties, headed by our Vice President of Internal Audit and our Vice President of Risk Services. The ERM provides periodic reports to the Board. In addition, the Board has formed an Enterprise Risk Management Advisory Committee comprised of Ms. Winkler and Messrs. Cappello, Overton and Pittaway, with Ms. Winkler serving as Chair, that will meet periodically with members of executive management and the ERM.

Meeting Attendance

        During fiscal 2009, the Board held 11 meetings and the Independent Directors held four executive sessions. Meetings include both in-person and telephonic meetings. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. For information regarding committee meetings and composition, please see the section below entitled "Committees of the Board of Directors."

        We make available on our website the policy that our Board has adopted regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments. The policy can be found in the Corporate Governance Guidelines on our website. For information on where to access these documents, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website." All of our directors then in office attended our 2009 annual meeting of stockholders.

Committees of the Board of Directors

        The Board of Directors has three standing committees—the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The Board has determined that each member of the committees of the Board in service for part or all of fiscal 2009 meets the independence requirements applicable to those committees prescribed by SEC and NASDAQ rules. The Board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of stockholders, although changes to committee assignments are also made from time-to-time during the course of the year as deemed appropriate by the Board. The members of each committee and the functions performed thereby are described below.

        All of our committee charters are available on our website. For information on where to access these documents, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

        In addition, the Board formed an Enterprise Risk Management Advisory Committee (see "Role of Board of Directors in Risk Oversight").

  Audit Committee

        The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; monitoring our compliance with legal and regulatory requirements; monitoring our independent auditor's qualifications and independence; monitoring the performance of our internal audit function and independent auditors; providing an avenue of communication among the independent auditors, management and the Board; and issuing the report of the Audit Committee required by the SEC to be included in our Proxy Statement.

        The Audit Committee conducts an annual performance evaluation of its charter, composition, complaint procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on auditor independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We also have adopted a written Code of Ethics for our directors, executive officers and senior financial officers which is available on our website and that, among other things, requires prompt reporting of potential conflicts to the Audit Committee.

        Pursuant to its charter, the Audit Committee also reviews our policies and procedures relating to conflicts of interest and approves any proposed "related person transaction." For this purpose, "related person transaction" means a transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see "Policies Regarding Review, Approval or Ratification of Transaction with Related Persons" in this Proxy Statement.

        Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        In fiscal 2009, the Audit Committee held 14 meetings. Meetings include both in-person and telephonic meetings. Messrs. Gregory, Cappello and Pittway and Dr. Klock currently serve on the Audit Committee, with Mr. Gregory serving as Chair. Ms. Winkler served on the Audit Committee through May 20, 2009 when the Board appointed Mr. Pittaway to the Audit Committee concurrently with his election to our Board. Dr. Klock will retire from the Audit Committee effective as of the date of the Annual Meeting. See section below entitled "Designation of Audit Committee Experts" for information regarding those Audit Committee members who have been designated audit committee financial experts.

  Compensation Committee

        The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all other Named Executive Officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and prepares, or causes to be prepared, the Compensation Committee Report in our Proxy Statement. Our Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of our executive officers, but is not present during deliberations concerning his own compensation. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation. The Compensation Committee directly engaged Farient Advisors LLC in fiscal 2009 to provide consulting services related to the compensation of our executive officers and non-employee directors, as well as our short- and long-term compensation and equity incentive plans.

        The Compensation Committee approves and administers our incentive compensation programs, including our equity incentive plans and our Amended and Restated Annual Performance Incentive Plan ("2005 Incentive Plan"). The Committee makes recommendations to the Board with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee conducts an annual evaluation of its charter. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plans.

        In fiscal 2009, the Compensation Committee held 16 meetings. Meetings include both in-person and telephonic meetings. Messrs. Bernstein, Cappello and Kransdorf served on the Compensation Committee throughout fiscal 2009. Former director Wayne White served on the Compensation Committee until his retirement from the Board and its committees on May 20, 2009, when Ms. Winkler was appointed to the Compensation Committee. Mr. Cappello served as Chair beginning in May 2008 through the appointment of Ms. Winkler as Chair in July 2009.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee ("Governance Committee") operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders, the establishment and composition of committees of the Board and potential candidates for nomination as Board members. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee conducts an annual evaluation of its charter.

        In fiscal 2009, the Governance Committee held five meetings. Meetings include both in-person and telephonic meetings. Messrs. Bernstein and Kransdorf, Dr. Klock and Ms. Winkler served on the Governance Committee in fiscal 2009, with Mr. Kransdorf serving as Chair. Dr. Klock will no longer serve on the Governance Committee following his retirement from the Board effective as of the date of the Annual Meeting.

        Other Committees.    The Board of Directors has the discretion to establish other committees and subcommittees from time to time. The Board has established an Enterprise Risk Management Advisory Committee comprised of Ms. Winkler and Messrs. Cappello, Overton and Pittaway, with Ms. Winkler serving as Chairperson, that will meet periodically with executive management and management's Enterprise Risk Management Committee. The members of the advisory committee receive no additional compensation for serving on this committee.

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert" as well as responses to annual questionnaires completed by the directors and has determined that Thomas L. Gregory, Chair of the Audit Committee of the Board, Alexander L. Cappello, David R. Klock and David B. Pittaway is each an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC. Dr. Klock will no longer serve on the Audit Committee following his retirement from the Board effective as of the date of the Annual Meeting.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a Summary of Corporate Governance Principles and Guidelines ("Corporate Governance Guidelines") which presents, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly traded companies, stock ownership guidelines and holding periods, our Board member retirement policy, evaluations of Board members and management, and our policy on communicating concerns to our Board. In addition, the Corporate Governance Guidelines address certain requirements for continuing education of our directors. Each member of our Board has completed a RiskMetrics ISS Governance Services accredited director education program within the 12-month period ending February 25, 2010.

        Our Corporate Governance Guidelines, as well as other information relating to corporate governance of the Company, are available on our website at www.thecheesecakefactory.com by clicking on the links for "Investors" and "Corporate Governance," including:

  •
  Bylaws

  •
  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

  •
  Code of Ethics and Business Conduct

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  Policy on Lead Director

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  Board Committee Charters (Audit, Compensation, Corporate Governance and Nominating)

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  Equity Grant Procedures

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  Policy on Reimbursement of Incentive Payments

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  Policies Regarding Board of Director Candidates

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  Succession Planning Policy Statement

Stockholder Communications with the Board of Directors

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please see Section VI of our Corporate Governance Guidelines, a copy of which is available on our corporate website (see above), for a description of this process.

Director Nominations Process

        The Board has adopted a policy and procedure regarding Board of Director candidates ("Nominations Policy"). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee of the Board administers the Nominations Policy.

        The Governance Committee is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee will at least annually review the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

        We have implemented a majority vote policy which is set forth in our Bylaws such that in order to be considered for nomination by the Board, an individual must agree that, if elected, he or she will submit an irrevocable resignation effective upon (i) the director's failure to receive a majority vote in an uncontested election at which he or she is subject to reelection, and (ii) acceptance of the resignation by the Board.

  Minimum Qualifications

        The Governance Committee has identified the following minimum qualifications for candidates for nomination to the Board:

  •
  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

  •
  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Committee to be a significant competitor of ours.

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  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

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  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly traded companies in addition to ours without prior approval of the majority of the Independent Directors.

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  Each candidate shall not have attained the age of 79 as of the date of appointment or election to the Board.

  Criteria for Evaluating Candidates; Diversity

        In evaluating nominations, the Governance Committee will seek to achieve a balance of different capabilities and overall diversity in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to adequately perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

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  Whether the candidate would qualify as an "independent" director as defined by The NASDAQ Stock Market's listing standards.

  •
  Whether the candidate would qualify as an "audit committee financial expert."

  •
  Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

  •
  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

  •
  The candidate's reputation for judgment and honesty.

  •
  Whether we would be required to disclose any of the relationships described in Item 407(e) of Regulation S-K.

  •
  The number and identity of any other boards of directors of which the candidate is a member.

  •
  Other professional and personal commitments that could affect the candidate's ability to serve.

  •
  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

  •
  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

  •
  Any history of criminal convictions.

  •
  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

In addition, the Governance Committee may consider whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined in our policies and procedures.

  Qualifications of Current Directors and Director Nominees

        As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Committee's requirements for Board service. As noted above, David Klock has notified us that he will not be standing for re-election to the Board at the Annual Meeting so no disclosure has been provided concerning Dr. Klock's qualifications to continue as a Board member. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company:

  •
  David Overton has served as our CEO and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and Board considered Mr. Overton's essential leadership role with us, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

  •
  Thomas L. Gregory first joined the Board in 1992, following our initial public offering. When evaluating Mr. Gregory's qualifications for nomination for re-election to the Board in 2010, the Governance Committee and Board considered Mr. Gregory's over 50 years of experience in the food service industry, his depth of knowledge and experience specific to us, his status as an "independent director" under NASDAQ and SEC rules, his tenure as Chairman of the Audit Committee, and his ability to be designated an "audit committee financial expert" should the Board choose to designate him as such.

  •
  Jerome I. Kransdorf first joined the Board in 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 40 years of investment management experience, his tenure as Chairman of the Governance Committee, his participation on the Compensation Committee and his prior tenure on the Audit Committee of the Board, his Company-specific knowledge, and his ability to be considered an "independent director" for purposes of NASDAQ and SEC rules.

  •
  Agnieszka Winkler was first nominated for election to the Board in February 2007 to fill a vacancy created by the retirement of a former director and was subsequently elected by our stockholders in May 2007. When evaluating Ms. Winkler's qualifications for continuation of her Board service, the Governance Committee and the Board considered Ms. Winkler's extensive strategic planning, branding and marketing experience, her leadership on the Compensation Committee, her participation in other Board committees, her prior experience as a member of other public company boards, her general management experience as CEO and founder of two companies, her experience in academia and with significant nonprofit organizations, the likelihood that she would be considered an "independent director" under NASDAQ and SEC rules, and her personal accomplishments, including those as a member of the Board of Trustees of Santa Clara University.

  •
  Allen J. Bernstein was appointed to the Board in February 2008 to fill a vacancy created by the expansion of the number of directors from six to eight, and was subsequently elected by our stockholders in May 2008. When evaluating Mr. Bernstein's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Bernstein's extensive restaurant industry experience, the likelihood that he would be considered an "independent" director for purposes of NASDAQ and SEC rules, his experience serving on other boards of nationally-recognized restaurant companies, and his personal accomplishments, including those as a member of the Board of Directors and the Board of Trustees of the American Film Institute.

  •
  Alexander L. Cappello was appointed to the Board in February 2008 to fill a vacancy created by the expansion of the number of directors from six to eight, and was subsequently elected by our stockholders in May 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, including as Chairman and CEO of Cappello Capital Corp., a global merchant banking firm with international business experience in over 50 countries, his international management and marketing experience, his extensive service on the boards of other public companies, including a restaurant company, his corporate governance expertise, his designation as Lead Director by his fellow Independent Directors since the role was established in 2008, the likelihood that he would be considered an "independent director" for purposes of NASDAQ and SEC rules, his ability to serve as an Audit Committee member should the Board choose to designate him as such, and his personal accomplishments, including those as a Trustee both for the University of Southern California and the City of Hope.

  •
  David B. Pittaway was nominated to the Board and subsequently elected by our stockholders in May 2009 to fill a vacancy created by the retirement of a former director. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, the likelihood that he would be considered an "independent director" for purposes of NASDAQ and SEC rules, his ability to serve as an Audit Committee member should the Board choose to designate him as such, and his personal accomplishments, including those as a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

  General Nomination Right of All Stockholders

        Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may only be made by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and we make no public announcement, at least 100 days prior to the first anniversary of the preceding year's annual meeting, in which we name all of the nominees for director or specify the size of the increased Board of Directors, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no less than 10 calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section above entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

  Stockholder Recommendations to the Governance Committee

        A stockholder of record may also recommend a candidate for consideration by the Governance Committee. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date of our proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2011 annual meeting of stockholders, recommendations must be received on or before December 23, 2010. The stockholder's recommendation must include all of the following:

  •
  The stockholder's name, address and telephone number.

  •
  The recommended candidate's name, address and telephone number.

  •
  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

  •
  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

  •
  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

  •
  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

  Evaluation of Candidates

        The Governance Committee will consider all candidates identified through the process outlined above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Governance Committee's initial evaluation, a candidate continues to be of interest to the Governance Committee, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members shall appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

  Future Revisions to the Nominations Policy

        The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2009, Messrs. Bernstein, Cappello and Kransdorf and Ms. Winkler served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2009, an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2009.

Board of Directors Compensation

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2009.

Board of Directors Fees	Fiscal 2009

Annual fee	$35,000

One time initial new director fee(1)	$25,000

Cash payment in lieu of equity grant in 2009(2)	$75,000

Lead Director annual fee	$15,000

Audit Committee Chair annual fee	$10,000

Compensation Committee Chair annual fee	$7,500

Governance Committee Chair annual fee	$7,500

Attendance at each in-person or telephonic meeting of the Board of Directors	$1,500

Attendance at in-person or telephonic committee meetings taking place on a date other than the day of a regularly scheduled Board meeting, limit one per day, other than regularly scheduled telephonic meetings of the Compensation Committee(3)	$1,500

Attendance at regularly scheduled telephonic meetings of the Compensation Committee(3)	$1,000

(1)
With respect to new directors appointed or elected in fiscal 2009, the Board authorized a one-time cash payment of $25,000 immediately following election to the Board to each individual to retain his or her services as a new director.

(2)
The Board of Directors authorized a cash payment of $75,000 (payable in quarterly installments of $18,750 each for each fiscal quarter or portion thereof) to each of Messrs. Bernstein, Cappello and Pittaway for fiscal 2009 in lieu of a stock option grant. Stock options are currently not awardable to non-employee directors due to the expiration in May 2007 of the 1997 Non-Employee Director Stock Option Plan (as amended) ("Non-Employee Director Plan"). Messrs. Bernstein, Cappello and Pittaway joined the Board after the expiration of the Non-Employee Director Plan.

(3)
If more than one meeting (in person or telephonic) occurs on any one day, only one attendance fee is paid for all meetings attended on that day.

        Payments with respect to the annual fee, Lead Director fee, committee Chair fees and cash payments to Messrs. Bernstein, Cappello and Pittaway for fiscal 2009 are paid quarterly as earned, following the end of each quarter, unless otherwise noted. Payments with respect to Board or committee meeting attendance fees are paid monthly, following the end of each month. No fees are paid to Independent Directors with respect to attendance at executive sessions of the Board.

        While our goal is to provide a mix of cash and equity compensation to our Independent Directors, we were unable to grant equity to our Independent Directors in fiscal 2009 due to the expiration in May 2007 of our Non-Employee Director Plan ("Director Plan"). However, in May 2007 and prior to the expiration of the Director Plan, the Board approved grants under the Director Plan of 15,000 options each to our Independent Directors serving at the time of grant at an exercise price equal to the fair market value of our common stock on the date of grant. The grant consisted of two components: 7,500 options were for services to be rendered in fiscal 2008 and vested on December 31, 2007, and 7,500 options were for services to be rendered in fiscal 2009 and vested on December 31, 2008. Messrs. Bernstein, Cappello and Pittaway joined the Board after the expiration of the Director Plan and thus have not received any equity grants in connection with their Board service.

        In February 2010, the Board approved a cash payment of $75,000 for services rendered by each of the non-employee directors, to be payable in quarterly installments of $18,750 for each fiscal quarter or portion thereof, as earned, in lieu of an equity grant. No other changes were made to the cash compensation arrangements for non-employee directors as set forth in the table above for fiscal 2010.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2009. Mr. Overton is an employee of The Cheesecake Factory Incorporated and is not compensated for his services as a director.

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Total Fees Earned or Paid in Cash ($)

Allen J. Bernstein	$139,000(1)(5)

Alexander L. Cappello	$168,750(1)

Thomas L. Gregory	$73,500(5)

David R. Klock	$63,500

Jerome I. Kransdorf	$73,000(5)

David B. Pittaway(3)	$93,000(2)

Wayne H. White(4)	$25,250(5)

Agnieszka Winkler	$80,000

(1)
Includes $75,000 cash payment in lieu of a stock option grant ($18,750 per quarter or portion thereof of Board service in fiscal 2009). See description of Board compensation arrangements set forth above.

(2)
Includes $25,000 initial director fee and $56,250 cash payment ($18,750 per quarter or portion thereof of Board service in fiscal 2009) in lieu of a stock option grant. See description of Board of Directors compensation arrangements set forth above.

(3)
Mr. Pittaway was elected to the Board on May 20, 2009.

(4)
Mr. White retired from the Board and the Compensation Committee on May 20, 2009.

(5)
Fees were earned and paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See "Director Eligibility for Participation in the Executive Savings Plan" below.

        As of December 29, 2009, the end of our 2009 fiscal year, each Independent Director held options exercisable for the following number of shares of our common stock:

Name	Number of Options(3)

Allen J. Bernstein	-

Alexander L. Cappello	-

Thomas L. Gregory	67,536

David R. Klock(1)	45,000

Jerome I. Kransdorf	46,264

David B. Pittaway	-

Wayne H. White(2)	85,639

Agnieszka Winkler	45,000

(1)
Dr. Klock will retire from our Board and the Committees on which he participates effective as of the date of the Annual Meeting. He has one year from that date to exercise any outstanding vested options.

(2)
Mr. White retired from our Board and the Compensation Committee on May 20, 2009. He has until May 20, 2010 to exercise any outstanding vested options.

(3)
All outstanding options are fully vested. Messrs. Bernstein, Cappello and Pittaway joined the Board after the expiration of the Director Plan and have not been granted equity in connection with their Board service.

  Director Eligibility for Participation in the Executive Savings Plan

        Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred contribution plan, by contributing a portion of their director fees to this plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled "Nonqualified Deferred Compensation." We do not make matching contributions under the Executive Savings Plan with respect to contributions made by non-employee members of the Board.

  Reimbursement of Expenses and Other Perquisites

        Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

        We have also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We are also obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director Stock Ownership Guidelines, Holding Periods and Other Requirements

        The Board adopted stock ownership guidelines for non-employee Directors. The policy states that, on or before December 31, 2012, all current non-employee Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer (currently $35,000) payable to the non-employee Directors. In addition, within three years of their respective appointments, all newly appointed non-employee Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee Directors. A Director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the Addendum thereto, in which event such Director is required to comply with the guidelines as soon as reasonably feasible thereafter.

        In addition to the stock ownership guidelines described above, each member of the Board who acquires shares of our common stock through the exercise of a stock option must retain 33% of the "net" shares acquired (net of the tax impact that the stock option exercise has on the individual) for at least nine months following the date of exercise, or earlier time if the individual ceases to be a member of the Board as a result of death, disability, illness, resignation, termination or other reason. This provision applies only to stock option grants made after June 4, 2008.

        We have adopted a policy prohibiting any member of the Board and any officer or staff member of ours from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

        Finally, we are prohibited from purchasing stock from any member of the Board.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable SEC filing as required by SEC rules. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K.

        We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2009.

FORWARD LOOKING STATEMENTS

        This Proxy Statement, including the section entitled "Compensation Discussion and Analysis" set forth below, contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2009 and in our periodic reports on Form 10-Q and current reports on Form 8-K as filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") explains our strategy, design, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and one additional individual who served in that role in an interim capacity during fiscal year 2009, and our two other most highly compensated executive officers (collectively, "Named Executive Officers"). While the principal purpose of this CD&A is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives." This CD&A also explains how the compensation of our Named Executive Officers is aligned with the interests of our stockholders, and is intended to place in perspective the compensation information contained in the tables that follow this discussion.

        During fiscal 2009, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  W. Douglas Benn, Executive Vice President and Chief Financial Officer(1);

  •
  Cheryl M. Slomann, former Interim Chief Financial Officer, and current Vice President, Controller and Chief Accounting Officer(2);

  •
  Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated; and

  •
  Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary.

(1)
Mr. Benn joined us as Executive Vice President and Chief Financial Officer on January 19, 2009.

(2)
Ms. Slomann was appointed Interim Chief Financial Officer effective July 23, 2008, following the departure of our former Chief Financial Officer. Ms. Slomann's appointment ended on January 19, 2009 when Mr. Benn joined us, and she resumed her prior position as Vice President, Controller and Chief Accounting Officer at that time.

Overview

        The Cheesecake Factory Incorporated has experienced significant growth since our incorporation in 1992, including the opening of a total of 148 The Cheesecake Factory® restaurants, 13 Grand Lux Cafe® restaurants and one RockSugar Pan Asian Kitchen® restaurant. We intend to continue developing The Cheesecake Factory® restaurants in high quality, high profile locations and plan to selectively pursue other opportunities to leverage the competitive strengths of our restaurant and bakery operations, including

Grand Lux Cafe® and RockSugar Pan Asian Kitchen®, as well the potential development or acquisition of new restaurant concepts. Our compensation philosophy and practices have focused on maintaining a balance between both our historical growth and our operational excellence, with an emphasis on achievement of financial and strategic performance goals (rewarded by bonus awards) and longer term financial performance (rewarded by stock options and restricted shares), in order to attract, retain, motivate and reward our executives. The Compensation Committee, which is responsible for the oversight of our Named Executive Officer pay, performance incentive awards and equity compensation plans, continually evaluates and revises, as necessary, our compensation programs to ensure that they support our business objectives. These objectives include continued quality growth and sustainability of our brands, geographic and brand expansion as appropriate, profitability, operational excellence, acceptable returns on our investments, and ultimately, the creation of long-term value for our stockholders.

        Our compensation philosophy centers upon:

  •
  Attracting and retaining industry-leading executives by paying competitive compensation as measured against other companies within the restaurant industry;

  •
  Tying compensation to our financial, operating, and strategic goals by appropriately rewarding performance through compensation;

  •
  Enhancing stock price performance over time by linking a substantial portion of executive compensation growth to share value appreciation;

  •
  Rewarding individual performance and contribution to our success; and

  •
  Aligning the interests of our executives with those of our stockholders.

        Since fiscal 2008, the Compensation Committee has engaged Farient Advisors LLC ("Farient Advisors"), an independent compensation consulting firm, to provide detailed evaluation and recommendations regarding our executive compensation programs and to advise the Compensation Committee with respect to structuring our compensation plans to achieve the objectives set forth above. The Compensation Committee made select changes in compensation practices for fiscal 2009 and fiscal 2010 to further align the design of these programs with our key objectives. These changes are discussed in more detail below under "Principal Elements of Compensation."

Fiscal 2009 Performance Summary

        Despite operating in a difficult economic environment, our diluted net income per share ("earnings") in fiscal 2009 rose 27%, excluding the impact of certain items that we do not consider indicative of our ongoing operations, including an impairment charge related to four Grand Lux Cafe locations, the unwinding of certain interest rate collars, charges related to our CEO's employment agreement, and the realization of an investment in a variable life insurance contract that we used to fund our Executive Savings Plan. Key drivers of our earnings performance include four consecutive quarters of improving comparable restaurant sales, outpacing the casual dining industry, and delivering $27 million in savings from our cost management initiatives, surpassing our original target of between $22 million and $24 million. One of our goals when implementing our cost savings initiatives was to do so in a way that would not negatively impact our guest experience. Our guest satisfaction scores improved measurably compared to fiscal 2008. We believe that the steady and consistent progress demonstrated by our financial results contributed to the 114% appreciation in our stock price in fiscal 2009. We believe that our compensation philosophy aligned our executives toward achieving strategic and operational objectives that contributed to our 2009 fiscal results.

Oversight of Executive Compensation

  Role of Compensation Committee

        The Compensation Committee has overall responsibility and authority for approving and evaluating the compensation programs and policies pertaining to our executives, including our Named Executive Officers. The specific responsibilities of the Compensation Committee related to executive compensation include:

  •
  Overseeing development and implementation of our compensation plans for executive officers, including our Named Executive Officers;

  •
  Overseeing development and implementation of our equity compensation plans for executives and other employees;

  •
  Reviewing and approving our Chief Executive Officer and other Named Executive Officer compensation, including setting goals under our 2005 Incentive Plan, evaluating performance, verifying results, and determining pay levels;

  •
  Periodically reviewing and making recommendations to the Board concerning equity and incentive plans, including plan design, and other executive benefits, or perquisites;

  •
  Administering our equity-based incentive compensation plans, including the approval of all equity grants;

  •
  Overseeing regulatory compliance with respect to executive and equity compensation matters; and

  •
  Reviewing and approving all employment, retention and/or severance agreements for executive officers, including our Named Executive Officers.

        The Compensation Committee is also responsible for reviewing and submitting to the Board recommendations concerning compensation for our non-employee directors.

        When making individual compensation decisions for Named Executive Officers, the Compensation Committee takes many factors into account, including the officer's experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay for similar positions at comparable companies. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

  Role of Chief Executive Officer in Compensation Process

        The Compensation Committee relies significantly on the input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of our Named Executive Officers. The Compensation Committee also reviews data concerning competitive pay practices for similar positions at public companies of a similar size to ours. Farient Advisors reviews and assesses competitive data provided by us and supplements this data with their own analysis of competitive pay levels. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer other than himself and his perspective on the factors described above in developing his recommendations for each Named Executive Officer's compensation, including salary adjustments, incentive bonuses, annual equity grants and equity grants awarded in conjunction with promotions. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with Farient Advisors, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer, other than for his own compensation.

        Our Chief Executive Officer's compensation is determined solely by the Compensation Committee which approves the terms of his employment agreement and subsequently makes any adjustments to his base salary, performance incentive compensation and equity awards from year to year. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him present. Our Chief Executive Officer and others from our executive management team attend portions of the Compensation Committee meetings, but do not attend portions of those meetings related to their own compensation. The Compensation Committee reports its activities to our Board.

  Role of Outside Consultants

        The Compensation Committee retains the services of executive compensation consultants to assess the competitiveness of our compensation programs, conduct other research as directed by the Compensation Committee, and support the Compensation Committee in the design of executive and Board compensation. From fiscal 2008 through 2010, the Compensation Committee has retained Farient Advisors to assist the Compensation Committee in the review and assessment of multiple aspects of our compensation programs, including equity compensation practices, short-term and long-term incentive design, new employment agreement terms for our Chief Executive Officer, Chief Financial Officer, and President, and other Named Executive Officer compensation and to make recommendations regarding our Board compensation practices. Although Farient Advisors works with management, including our Chief Executive Officer, to develop programs that support our business strategy and needs while carrying out its duties for the Compensation Committee, Farient Advisors is retained by and reports directly to the Compensation Committee. Farient Advisors does not provide any other services to us other than those for which it has been retained by the Compensation Committee.

Overview of Program

  Overview of Compensation Elements

        During fiscal 2009, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the objectives served by each element. A description of each of these elements is discussed in more detail in the "Principal Elements of Compensation" section below.

Fiscal 2009 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience and individual performance	• Attract and retain talent • Recognize career experience and individual performance • Provide competitive compensation

2005 Incentive Plan	• Performance-based annual cash incentive(1)	• Amount of award tied to level of achievement of objectives and management position, measured as a percentage of Base Salary	• Promote and reward achievement of Company and divisional annual financial and strategic objectives

Long-Term Stock Incentive Plan ("Stock Plan")(2)	• Stock options • Restricted shares	• Value of pay directly linked with long-term stock price performance	• Align executive interests with shareholder interests • Attract and retain talent

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide reasonable security to allow executives to perform at their best level • Provide competitive compensation

Executive Perquisites	• Company-leased vehicle or car allowance • Executive physical for Senior Vice Presidents and above only • Relocation benefits on a case-by-case basis	• Not applicable	• Attract and retain talent • Provide competitive compensation • Promote health and well being of senior executives (executive physical perquisite only)

(1)
Our 2005 Incentive Plan also currently allows for the payment of discretionary bonuses based on factors such as financial results, advancements in research and development, technological achievements, performance beyond pre-established objectives, extraordinary tangible or intangible contributions to the Company or business unit performance, as well as other factors. Historically, we generally have not awarded discretionary bonuses to Named Executive Officers except on a selective basis.

(2)
Although the Stock Plan also permits the award of stock appreciation rights, deferred shares, performance shares, performance units and incentive stock options, only non-qualified stock options and restricted stock have been issued under this plan to date.

Market Positioning and Pay Benchmarking

        While the Compensation Committee reviews and analyzes market data related to pay practices among comparable companies, the Compensation Committee does not target specific competitive levels of pay for individual Named Executive Officers. Rather, in determining levels of compensation for such individuals, the Compensation Committee takes into consideration a number of factors, including the following:

  •
  Individual performance, experience, and qualifications;

  •
  Our performance against financial and strategic goals;

  •
  The scope of the Named Executive Officer's role; and

  •
  Competitive pay practices and prevailing market conditions.

        The Compensation Committee assesses relative target pay compared to comparable companies to support our objective of providing competitive pay commensurate with performance. In January 2009, the Compensation Committee reviewed a competitive executive compensation summary prepared by our Human Resources department using a variety of recognized compensation survey sources. The summary report contained data from comparable companies in the restaurant and hospitality/leisure industries, and for Mr. Byfuglin, from companies of similar size, to identify a competitive market range for Named Executive Officer compensation by position.

        In fiscal 2009, the Compensation Committee also reviewed a competitive analysis of market pay practices for our Named Executive Officers and other key executives prepared by Farient Advisors at the request of the Compensation Committee. This assessment included pay comparisons from comparable companies in the restaurant and hospitality/leisure industries and from recognized survey sources—together representative of the market value of the executive talent pool in which we compete. The specific group of comparable companies, used for pay comparisons included select, publicly traded, casual dining restaurants with over $300 million in revenue as of the most recently completed fiscal year as of the time of review, as follows:

• Darden Restaurants	• Texas Roadhouse
• Brinker International	• California Pizza Kitchen
• CBRL (Cracker Barrel) Group	• DineEquity
• Bob Evans Farms	• McCormick & Schmick's Seafood Restaurants
• Ruby Tuesday	• Morton's Restaurant Group
• Landry's Restaurants	• Ruth's Hospitality Group
• P.F. Chang's China Bistro	• BJ's Restaurants
• O'Charley's	• Frisch's Restaurants
• Denny's	• Red Robin Gourmet Burgers

        Due to the substantial size differences among these companies and us, Farient Advisors used regression analyses to size-adjust the results and corroborated the findings with data from survey sources. The results of this analysis were used to help determine the terms of new employment agreements with our Chief Executive Officer and our new Chief Financial Officer. Please see the section entitled "Employment Agreements" in this Proxy Statement for a summary of the material terms of these employment agreements. In addition, based on the results of this analysis, the Compensation Committee increased the amounts payable at threshold, target, and maximum performance levels under our 2005 Incentive Plan. See "Fiscal 2009 Award Program Under the 2005 Incentive Plan" below for additional details.

  Pay Mix

        The Compensation Committee seeks to maintain a balance between base salary and "at-risk" compensation in the form of bonus or equity compensation. Because our executives are in a position to influence directly our overall performance, a significant portion of their compensation is at risk through short- and long-term incentive programs. We do not allocate between cash and non-cash compensation and short-term versus long-term compensation based on specific percentages. The following table shows each element of our compensation as a percentage of the total compensation for each Named Executive Officer for fiscal year 2009:

Name and Principal Position	Base Salary (%)	Performance Incentives (%)(1)	Long-Term Stock Incentives (%)	All Other

David Overton Chairman of the Board and Chief Executive Officer	28%	25%	47%	<1%

W. Douglas Benn Executive Vice President and Chief Financial Officer	49%	29%	22%	<1%

Cheryl M. Slomann Former Interim Chief Financial Officer; Current Vice President, Controller and Chief Accounting Officer	64%	19%	17%	<1%

Max S. Byfuglin President—The Cheesecake Factory Bakery Incorporated	48%	29%	23%	<1%

Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	51%	31%	18%	<1%

(1)
At target.

Compensation of Our Chief Executive Officer

        The terms of Mr. Overton's compensation, including his base salary and his eligibility for bonuses and equity grants, historically were subject to the terms of an employment agreement. The Compensation Committee reviews Mr. Overton's annual cash, performance incentive and equity compensation at approximately the same time compensation levels are reviewed for all other executive officers, as further described below.

        At the end of fiscal 2008, Mr. Overton's employment agreement, which had been in effect since 2004 subject to certain amendments from time to time, expired and the Compensation Committee negotiated a new agreement with Mr. Overton which took effect June 30, 2009. Please see the section entitled "Employment Agreements" in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The new employment agreement included the following material changes to Mr. Overton's compensation arrangements:

  •
  Mr. Overton's base salary was increased from $782,000 to $850,000, effective June 30, 2009. His prior increase had been effective January 2, 2008. This increase was based on Mr. Overton's performance in leading the Company and our desire to maintain our positioning within a competitive range as compared to the comparable company group. He remains eligible to be designated a participant in our 2005 Incentive Plan (and any subsequent bonus plan adopted by our Compensation Committee for Named Executive Officers) at a level determined by the Compensation Committee from year to year.

  •
  On May 7, 2009, Mr. Overton was granted options to purchase 100,000 shares of common stock at an exercise price of $16.48 per share (the fair market value on the date of grant), vesting 20% per year over five years (subject to earlier vesting upon a termination of employment without "cause" as defined in the Stock Plan), and 50,000 restricted shares, vesting three years from grant, subject to the achievement of a certain performance objective tied to our cumulative earnings per share. The terms and conditions of these grants are more fully discussed in the "Equity-Based Compensation" section of this CD&A under "2009 Annual Equity Grants." Because his employment agreement was being renegotiated, Mr. Overton did not receive an annual equity grant in February 2009 when annual grants were considered for other executives.

  •
  Certain stock options were deemed eligible for acceleration related to a separation from service. If, upon Mr. Overton's separation from service for any reason other than cause, any installment of nonqualified stock options granted on or after December 29, 2004 and prior to May 7, 2009 are not then exercisable, such installment will become immediately exercisable subject to expiration as set forth in the applicable equity plan or any option agreement.

  •
  The Founder's Retirement Benefit was revised. Instead of a formula (20% of his final salary for ten years after separation from service and 40% thereafter until death), the benefit is now $650,000 per year for ten years after separation from service, payable either to Mr. Overton or his estate. The benefit is now payable regardless of the reason for separation from service in recognition of Mr. Overton's key role in the development of the Company and his ongoing participation in our growth and operational achievements. As the benefit is now fixed instead of variable, it provides certainty in our accrual of this benefit and assists Mr. Overton in his long-term financial and estate planning.

  •
  A provision that provided for a consultancy after separation from service was eliminated in order to provide us with maximum flexibility in future management decisions. Likewise, a change in control provision and "gross-up" of excise taxes were eliminated, in keeping with current best practices in corporate governance and compensation.

Principal Elements of Compensation

        As described in the table above, we use multiple components to provide a balanced and competitive overall compensation and benefits package that is reasonably in line with market and industry practices, providing significant compensation based upon achievement of performance objectives and long-term stock value. The specific decisions related to each element are outlined in more detail below.

  Base Salary

        In accordance with our compensation objectives, salaries for our Named Executive Officers are set by the Compensation Committee and administered to reflect the value of the position in the marketplace, and the individual officer's career experience, contribution and performance. However, due to the severe uncertainty in global economic conditions commencing in the third quarter of fiscal 2008 and continuing in fiscal 2009, the Compensation Committee determined that it was in our best interests and the best interests of our stockholders to maintain base salaries throughout fiscal 2009 at their 2008 levels. Except for a renegotiation of our Chief Executive Officer's employment agreement resulting in an adjustment of his salary in July 2009, as described above, the compensation negotiated in connection with the hiring of our new Chief Financial Officer in fiscal 2009, and certain adjustments upon promotion, base salaries of our Named Executive Officers and other executives and employees remained at 2008 levels for equivalent positions throughout 2009.

        For fiscal year 2010, the Compensation Committee conducted its annual review of historical compensation survey data for positions comparable to our Named Executive Officers in comparable companies provided by our Human Resources department and verified by Farient Advisors. The

Compensation Committee also reviewed our Named Executive Officers' performance and recommendations by our Chief Executive Officer. During its discussions regarding the salary adjustments for fiscal 2010, the Compensation Committee considered:

  •
  Our performance compared to certain performance objectives established under the 2005 Incentive Plan,

  •
  The share value of our stock at the end of fiscal 2009 as compared to the end of fiscal 2008,

  •
  Our operational and financial performance in fiscal 2009 as compared to a group of certain other publicly-owned restaurant companies, and

  •
  The role of the Named Executive Officers in driving such performance.

The Committee did not assign any particular formula or weight to the foregoing factors. The Compensation Committee also considered the fact that base salaries for our Named Executive Officers (other than Mr. Overton under his renegotiated employment agreement) had remained the same since January 2008, and that increases proposed for fiscal 2010 (including that for Mr. Overton) were within a competitive range compared to comparable companies. Mr. Overton's increase recognized that he had already received an increase in mid-year 2009 in association with the renewal of his employment agreement.

        The following table sets forth the base salaries as determined by the Compensation Committee for each of our Named Executive Officers for fiscal 2010, 2009 and 2008.

ANNUALIZED BASE SALARY

	Fiscal 2010		Fiscal 2009		Fiscal 2008

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton(1) Chairman of the Board and Chief Executive Officer	$875,000	2.9%	$850,000	8.7%	$782,000

W. Douglas Benn(2) Executive Vice President and Chief Financial Officer	$420,000	5%	$400,000	N/A	N/A

Cheryl M. Slomann Former Interim Chief Financial Officer; Current Vice President, Controller and Chief Accounting Officer	$220,000	4.8%	$210,000	0%	$210,000

Max S. Byfuglin President—The Cheesecake Factory Bakery Incorporated	$343,500	4.9%	$327,500	0%	$327,500

Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	$392,500	4.7%	$375,000	0%	$375,000

(1)
For fiscal 2009, Mr. Overton's salary was increased by $68,000 on an annualized basis in accordance with the terms of his new employment agreement which was effective June 30, 2009.

(2)
For fiscal 2009, Mr. Benn's salary was set in accordance with the terms of his employment agreement which was effective January 19, 2009, the date he joined the Company.

  Annual Cash Incentive Compensation

        We believe that annual incentive compensation for our executive officers should be based on actual performance against specific performance objectives. Each of our executives, including the Named Executive Officers, is eligible to receive a cash bonus based on the achievement of certain performance objectives under our 2005 Incentive Plan. A list of the possible performance objectives as approved by our stockholders is set forth in the 2005 Incentive Plan and consists of objectives such as earnings per share, sales growth, consolidated income from operations, guest satisfaction, product development, net operating profit, cash flow, market share and revenues, among others. Historically, only financial performance metrics were established. However, commencing in fiscal 2009, the selected performance objectives included both financial performance metrics and, additionally, with respect to a specified percentage of the potential award, both financial and strategic objectives, in order to better balance rewards for near-term financial performance with the long-term growth of our Company. In the case of Mr. Byfuglin and other executives in our bakery division, the performance objectives include a financial performance objective for the bakery division in addition to that of the Company. Each executive is assigned a threshold (minimum), target and maximum bonus opportunity as a percentage of base salary and may earn a bonus based upon the level of achievement of performance objectives within that range.

        Actual annual performance bonuses are based on the level of achievement of performance objectives as reviewed and agreed upon by the Compensation Committee each year. Both the performance objectives and the formula for computing the performance bonus, if such performance objectives are achieved, are established by the Compensation Committee early in each fiscal year. Performance bonuses are payable in the first quarter of the following year, after the Compensation Committee verifies performance relative to the pre-established objectives and determines to what extent, if any, performance bonuses have been earned within the range between threshold, target and maximum. The Committee retains negative discretion with respect to payment of performance bonuses under the 2005 Incentive Plan and may not award performance-based bonuses under the 2005 Incentive Plan that are higher than the level established under such plan for the applicable fiscal year. The amount of any performance bonus payable as a result of achieving targeted performance objectives may not exceed 100% of the executive's base salary, among other limitations in our 2005 Incentive Plan.

        Our 2005 Incentive Plan also allows for the payment of discretionary bonuses based on factors such as financial results, advancements in research and development, technological achievements, performance beyond pre-established objectives, extraordinary tangible or intangible contributions to the Company or business unit performance, as well as other factors. The amount payable as discretionary bonus, plus all other compensation subject to deductibility limits under Section 162(m), may not exceed $1 million, and any excess payable as discretionary bonus must be maintained in a bookkeeping account payable in years when deductibility under Section 162(m) of the Code would be allowed. Historically, we have not awarded discretionary bonuses except on a selective basis.

  Fiscal 2009 Award Program under the 2005 Incentive Plan

        In early fiscal 2009, Farient Advisors, at the request of the Compensation Committee, reviewed the design of our bonus programs under the 2005 Incentive Plan relative to our business needs and market practices. Farient Advisors recommended, and the Compensation Committee approved, certain changes from our prior practices to the program for fiscal 2009 to meet our objective of providing competitive pay commensurate with performance and allow for incentive pay based not only on achieving annual financial objectives, but also on satisfying additional strategic objectives. These program changes include:

  •
  Increasing performance incentive award opportunities for Named Executive Officers to be competitive with market practices, as follows:

	Performance Incentive Bonus at Target Achievement as % of Salary

	Fiscal 2009			Fiscal 2008

Name	Operating Income Objective	Strategic Objectives(2)	Total	Operating Income Objective

David Overton	67.5%	22.5%	90%	48%

W. Douglas Benn	45%	15%	60%	42	%(1)

Cheryl M. Slomann	22.5%	7.5%	30%	30%

Max S. Byfuglin	15% Company + 45% bakery division	-	60%	42%

Debby R. Zurzolo	45%	15%	60%	42%

(1)
Mr. Benn joined us in January 2009. The performance incentive target listed for 2008 reflects the percentage applicable to the Chief Financial Officer's position for fiscal 2008.

(2)
The Strategic Objectives also require achievement of a consolidated income from operations objective.
  •
  Establishing maximum performance incentive bonuses as a percentage of salary for the Named Executive Officers as follows:

Name	Maximum Performance Incentive Bonus as % of Salary

David Overton	157.5%

W. Douglas Benn	105%

Cheryl M. Slomann	52.5%

Max S. Byfuglin	120%

Debby R. Zurzolo	105%

  •
  Weighting performance according to two components: (i) 75% against an operating income objective; and (ii) 25% against both an operating income objective and additional strategic objectives. Each of the operating income objectives was selected from a stockholder-approved list of performance objectives under our 2005 Incentive Plan intended to be qualified for deductibility by us under Section 162(m) of the Internal Revenue Code. The weighting allows for a performance achievement award of up to 200% of the performance incentive target solely based on our operating income objective and up to 100% of performance incentive target at the maximum of the range for not only satisfying an operating income objective, but also achieving additional strategic objectives. For our bakery division, weightings are 75% of the performance incentive target based solely upon bakery division financial objectives and 25% on Company-wide operating income objectives.

  •
  Establishing financial performance objectives based on competitive historical and expected performance, and broadening the threshold and maximum award range around the performance incentive target amounts.

Achievement of the operating income objectives is measured only after accruals for performance achievement bonuses have been made.

        The Compensation Committee subsequently set targets for financial and strategic performance objectives for fiscal 2009 as follows:

Weight	Performance Target
75%	Consolidated operating income of $90 million
25%
Strategic objectives, including operating margins, cash flow, cost of sales, debt reduction, cost containment, and overall guest satisfaction ratings, requiring attainment of at least $50 million in consolidated operating income, in addition to the satisfaction of the specific strategic objectives.

        Due to the nature of our strategic objectives, the specific performance goals for those measures are not disclosed as we believe, and the Compensation Committee concurs, that providing additional information about these objectives would provide detailed information on business operations and forward-looking strategic plans to our competitors and would therefore result in meaningful competitive harm. Based on the macroeconomic environment in place at the beginning of 2009 and the Company's financial results in fiscal 2008, the Compensation Committee determined that these objectives were appropriate, reasonably difficult to achieve, and if achieved, would likely result in increased stockholder value by the end of fiscal 2009.

        Operating income objectives for our bakery division and the Company as a whole were tied to our annual operating plans that were deemed to be aggressive but achievable. The objectives established at the beginning of fiscal 2009 were focused upon stabilizing sales and increasing margins while, at the same time, heightening overall guest satisfaction and incident visits. We believe that this balanced approach to setting both financial and strategic performance objectives focused executives on both short-term and long-term goals which assisted in stabilizing the Company in a challenging macroeconomic environment while building a foundation for growing stockholder value.

        In addition, the Compensation Committee set financial performance objectives for fiscal 2009 for our bakery division, of which Mr. Byfuglin serves as President, as follows:

Weight	Performance Target
75%	Operating income for the bakery division at a specified target
25%	Consolidated operating income of $90 million for the Company

        The specific performance goal for our bakery division's operating income measure is not disclosed as we believe, and the Compensation Committee concurs, that providing additional information about this objective would provide detailed information on business operations and forward-looking strategic plans to our competitors and would therefore result in meaningful competitive harm.

        In February 2010, the Compensation Committee reviewed our performance against the performance incentive objectives established for fiscal 2009 under the 2005 Incentive Plan and determined that we had achieved 114.2% of our Company-wide operating income objective of $90 million under our financial objective, 100% of the Company-wide threshold operating income target of at least $50 million in operating income under our strategic objective and 100% of our strategic objectives. The Compensation Committee also determined that the bakery division had met 86% of its operating income objective. Based on such achievements, the Compensation Committee approved the payment of the following performance incentive awards to our Named Executive Officers under the 2005 Incentive Plan:

	Earned Incentive Award as Percentage of Bonus Target
Name	Operating Income Objective	Strategic Objective(2)	Actual Bonus as Percentage of Salary	2009 Base Salary		Amount of Performance Incentive Award		Other Bonus(3)

David Overton	145%	25%	128%	$782,000	(1)	$1,000,000	(3)	$129,370

W. Douglas Benn	145%	25%	102%	$400,000		$408,000		-

Cheryl M. Slomann	145%	25%	51%	$210,000		$107,100		-

Max S. Byfuglin	48.3% Company and 34.6% Bakery	-	50%	$327,500		$162,899		-

Debby R. Zurzolo	145%	25%	102%	$375,000		$382,500		-

(1)
In compliance with Section 162(m) of the Internal Revenue Code, Mr. Overton's bonus was calculated as percentage of his salary at the time the performance incentive targets were established ($782,000) rather than his 2009 annualized salary since his salary adjustment for 2009 was made after the Compensation Committee had established performance objectives and maximum bonus award levels for the Named Executive Officers for fiscal 2009.

(2)
The Strategic Objectives also required achievement of a consolidated income from operations objective of a minimum of $50 million.

(3)
The 2005 Incentive Plan limits the maximum performance incentive awards payable to any one individual in a fiscal year to $1 million. The 2005 Incentive Plan also allows for payment of a discretionary bonus of up to 100% of base salary in addition to the performance incentive award, subject to limitations on payment specified in the 2005 Incentive Plan. See discussion below regarding payout for Mr. Overton.

        The 2005 Incentive Plan limits the maximum performance incentive award payable to any one individual to $1 million in any fiscal year. Mr. Overton's maximum performance achievement bonus, in light of the Company's performance for fiscal 2009, would have been 170% of target and thus would have exceeded the $1 million limit by $197,225. The Compensation Committee subsequently determined that, in light of the Company's and Mr. Overton's performance in a difficult economic climate in 2009, Mr. Overton would be awarded a discretionary bonus for fiscal 2009 in the amount of $129,370.

        The formula used to calculate performance achievement bonuses for Named Executive Officers other than Mr. Byfuglin is as follows: ([Company Operating Income Objective at Target Achievement as Percentage of Salary] × [Salary] × [Award as a % of Target* (193%)] + ([Strategic Objective at Target Achievement as Percentage of Salary] × [Salary] × [Percentage of Strategic Objective Achieved (100%)]) = Amount of Bonus Payment. For example, Mr. Benn's bonus was calculated as follows (rounded): (45% × $400,000 × 193%) + (15% × $400,000 × 100%) = $408,000. Mr. Overton's performance achievement bonus was calculated using this formula, but limited to $1 million as discussed above.

        The formula used to calculate Mr. Byfuglin's performance achievement bonus is as follows (rounded): ([Company Operating Income Objective at Target Achievement as Percentage of Salary (15%)] × [Salary ($327,500)] × [Award as a % of Target* (193%)]) + ([Bakery Operating Income Objective at Target

Achievement as Percentage of Salary (45%)] × [Salary ($327,500)] × [Award as a % of Target* (46%)]) = $162,899.

*
Computed based on Percentage of Operating Income Target Achieved within a range approved by the Compensation Committee. If we achieved 100% of our Operating Income Target, this number would be 100%. If we achieved between 100% and 115% of our Operating Income Target, the Award as a Percentage of our Operating Income Target increased from between 100% (at 100% achievement) and 200% (at 115% achievement). Our actual achievement as determined by the Compensation Committee was 114.2% of our Operating Income Target, which resulted in an Award as Percentage of Target of 193%.

Fiscal 2010 Annual Incentive Program

        In late fiscal 2009 and early fiscal 2010, the Compensation Committee with the assistance of Farient Advisors reviewed the design of our 2005 Incentive Plan for fiscal 2010 and determined, as recommended by Farient Advisors, that (i) no changes would be made to any Named Executive Officer's performance incentive targets as a percentage of his or her annual salary, other than to Mr. Byfuglin's maximum performance incentive target which was reduced from 120% to 105% of his base salary in order to align his maximum performance incentive with other executive vice presidents of the Company; and (ii) the minimum threshold at which awards may be payable would increase from 75% of the performance incentive target in fiscal 2009 to 80% of the performance incentive target in fiscal 2010, thus requiring a higher minimum level of achievement to earn an award in 2010 as compared to 2009.

        In February 2010, the Compensation Committee then reviewed proposed performance objectives for fiscal 2010 and determined that executives would be eligible to receive performance achievement awards under the 2005 Incentive Plan for fiscal 2010 if we meet specific financial and strategic performance objectives. Similar to the fiscal 2009 plan design, potential performance achievement bonus for fiscal 2010 under our 2005 Incentive Plan includes two components. Except for our bakery executives, including Mr. Byfuglin, 75% of the performance bonus award will be based upon achievement of a threshold consolidated operating income objective, and 25% of the performance bonus award will be based on achieving both a consolidated operating income objective and additional strategic objectives. Each of the operating income objectives was selected from a stockholder-approved list of performance incentive targets under our 2005 Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Internal Revenue Code. The weighting will allow for an award of up to 200% of performance objective target solely for our consolidated operating income performance and up to 100% of performance objective target for not only satisfying a threshold consolidated operating income objective, but also achieving additional strategic objectives. For the bakery division, weightings are 75% of performance achievement award based solely upon bakery division financial objectives and 25% of performance achievement award based upon consolidated operating income objectives. The actual performance objectives have not been disclosed herein since the Compensation Committee has determined that the information regarding targets for fiscal 2010 would provide detailed information on business operations and forward-looking, strategic plans to our competitors and would therefore result in meaningful competitive harm.

  Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation to our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of the Named Executive Officers is eligible to receive equity compensation. Historically, equity compensation was delivered primarily in the form of stock options; however, commencing in fiscal 2007, restricted shares also have been granted from time to time to encourage long term retention.

        The Compensation Committee is responsible for determining equity grants to all staff members, including Named Executive Officers and other executives, and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer. The Compensation Committee also has consulted with Farient Advisors concerning equity awards for Named Executive Officers. The Compensation Committee has not established formal guidelines or performance criteria for the size of individual equity grants for our Named Executive Officers. However, the Compensation Committee believes in a balanced approach concerning compensation and strives to maintain approximately one-half of Named Executive Officers' compensation in performance-based compensation, including equity awards that vest over time.

        The Compensation Committee approves all equity-based compensation at monthly meetings pre-scheduled for this purpose. The exercise price of stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of shares of restricted stock. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our equity grant procedures are posted in the Corporate Governance section of our Investor Relations page on our corporate website. In addition, our executives are precluded from trading our stock except within proscribed time periods following the release of our financial statements in accordance with our internal policy regarding restrictions on trading in our securities.

        While our equity plan permits awards to be made on a more frequent basis, our Compensation Committee generally has made grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of such equity grants accordingly.

        We also provide an equity incentive program for our restaurant general managers, executive kitchen managers and area directors which provides for option grants vesting at the end of an initial five-year period upon entry into their executive position and additional grants of options and/or restricted stock every five years thereafter, vesting over a three- to five-year period, while continuing to serve in our management program. We believe that making these awards at the restaurant management level encourages our managers to think and act as business owners, assists in long-term retention of restaurant management, and aligns our managers' interests with those of our stockholders.

  Fiscal 2009 Annual Equity Grant

        In February 2009, and as part of its annual review of Named Executive Officer compensation which included consideration of the recommendations of our Chief Executive Officer and in consultation with Farient Advisors, the Compensation Committee granted options to purchase shares of common stock and shares of restricted stock to certain of our Named Executive Officers to reward them for their dedication to the Company, encourage retention of their talents over time, incentivize their continued focus and leadership in a difficult operating environment, and tie a substantial portion of their compensation to our long-term success. Messrs. Overton and Benn were not considered for an annual grant in February 2009 since Mr. Overton's employment agreement was being renegotiated at the time of these grants and Mr. Benn just joined us in January 2009 and received an initial grant of equity at that time (see below for a description of grants made to Messrs. Overton and Benn in 2009). The Compensation Committee awarded annual grants to the other Named Executive Officers as follows:

Name	Number of Stock Options	Number of Restricted Shares

Cheryl M. Slomann	7,500	2,500

Max S. Byfuglin	15,000	10,000

Debby R. Zurzolo	15,000	7,500

        The allocation of equity awards between stock options and restricted stock was determined by the Compensation Committee, after considering the recommendations of our Chief Executive Officer and the advice of Farient Advisors, without following any pre-determined ratio between stock options and restricted shares. The stock options granted under the 2001 Plan to Ms. Slomann, Mr. Byfuglin and Ms. Zurzolo were granted at an exercise price of $9.20 per share, which was the fair market value of our common stock on the date of grant. Such options vest at a rate of 20% per year beginning on the first anniversary of the grant, accelerate upon a change in control of the Company, as defined in the 2001 Plan, and expire in eight years. In fiscal 2009, the Compensation Committee decided to award options that expire in eight instead of ten years (as was the case historically) in order to refresh the use of the equity pool available for grant to executives more frequently by requiring earlier exercise of vested options, while still retaining the long-term nature of the program. In addition, at the recommendation of Farient Advisors, the Compensation Committee determined that including additional performance requirements for the exercise of vested stock options granted to executives in the past was not market competitive and eliminated such requirements for stock options granted in fiscal 2009 and in future years under the 2001 Plan.

        The restrictions on the shares granted in 2009 to Ms. Slomann, Mr. Byfuglin and Ms. Zurzolo lapse at a rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date, and such restrictions also lapse upon a change in control of the Company, as defined in the 2001 Plan.

        2009 Grant to David Overton.    The Compensation Committee deferred consideration of an annual equity grant to Mr. Overton since his new employment agreement was being negotiated at the time of the awards to the other Named Executive Officers. The Compensation Committee, following consultation with Farient Advisors, subsequently granted him options to purchase 100,000 shares of common stock at an exercise price $16.48 per share, which was the fair market value of our common stock on the date of grant and 50,000 restricted shares on May 7, 2009, on the following terms and conditions: The options vest 20% per year beginning on the first anniversary of the grant. Vesting of these options will be accelerated upon separation from service for any reason other than cause and will vest as of the date of such separation from service. The restricted shares vest 100% on the third anniversary of the grant date if, and only if, we achieve cumulative earnings per share equal to or greater than $2.00 over the period beginning with the second quarter of fiscal 2009 and ending with the first quarter of fiscal 2012.

        2009 Grant to W. Douglas Benn.    Mr. Benn joined us on January 19, 2009. On February 5, 2009, the Compensation Committee, following consultation with Farient Advisors as to the terms of Mr. Benn's employment agreement, granted him stock options to purchase 150,000 shares of common stock and 25,000 restricted shares in accordance with the terms of his employment agreement as an initial equity award for joining us. The options were granted at an exercise price of $9.20 per share which was the fair market value of our common stock on the date of grant and vest 20% per year beginning on the first anniversary of the grant. The options accelerate upon a change in control of the Company, as defined in the 2001 Plan, and have a term of eight years. The restricted shares vest 60% on the third anniversary of the grant and 20% on each of the fourth and fifth anniversaries of the grant; and such restrictions also lapse upon a change in control of the Company, as defined in the 2001 Plan.

        For additional information concerning the grants described above, see the section entitled "Grant of Plan-Based Awards in Fiscal 2009" in this Proxy Statement.

        2009 Grant to Executives other than Named Executive Officers.    In May 2009, our Year 2000 Performance Stock Option Plan ("2000 Plan") expired. The 2000 Plan previously had been used primarily for providing equity grants to our executives other than our Named Executive Officers. Prior to expiration of the 2000 Plan, we granted to our corporate executives, other than Named Executive Officers and certain other executives subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, option shares and restricted stock meant to provide annual equity grants for those individuals for a two-year period, including fiscal 2009 and 2010. The grants made in fiscal 2009 for fiscal 2010 provided for extended vesting periods so as not to provide the executive vesting earlier in such equity relative to the time period in which his or her equity would have vested had the grant been made in fiscal 2010. We made such grants in order to fully utilize the available pool of shares under the 2000 Plan prior to its expiration. As a result, in fiscal 2010 we did not make an annual grant to executives who received grants in fiscal 2009 that were intended to provide equity compensation for them in fiscal 2010. The 2000 Plan would have expired without the use of approximately 964,500 shares of authorized but not granted shares under such plan had we not made such two-year grants in fiscal 2009.

  Fiscal 2010 Annual Equity Grant

        Following its historical practices and as part of its annual review of executive compensation, in January 2010, the Compensation Committee approved grants of stock options and restricted shares to our Named Executive Officers in recognition of their performance during 2009, and to reward them for their dedication to us, encourage retention of their talents over time, incentivize their continued focus and leadership in a difficult operating environment and retain our competitive positioning. Mr. Overton received no restricted shares because he had been awarded restricted shares in May 2009 in connection with the renegotiation of his employment agreement, and any new grants of restricted shares under our 2001 Plan would require a three-year vesting period which would extend beyond the current expiration date of his new employment agreement.

        The number of stock options and restricted shares granted to Named Executive Officers for fiscal 2010 is as follows:

Name	Number of Stock Options	Number of Restricted Shares

David Overton	200,000	-

W. Douglas Benn	15,000	10,000

Cheryl M. Slomann	10,000	5,000

Max S. Byfuglin	15,000	10,000

Debby R. Zurzolo	15,000	10,000

        The stock options were granted at an exercise price of $21.42 per share which was the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years, accelerate upon a change in control of the Company, as defined in the 2001 Plan, and expire in eight years. The restrictions on the restricted shares lapse at a rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date; and such restrictions also lapse upon a change in control as defined in the 2001 Plan.

  Retirement Plans

        Nonqualified Deferred Compensation.    In fiscal 1999, we established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified, deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives, as defined in the Executive Savings Plan, as well as our non-employee directors. Over 480 staff members, including our Named Executive Officers, corporate executives, and restaurant general managers and executive kitchen managers, and all of our non-employee directors, are eligible to participate in the Executive Savings Plan. At the end of fiscal 2009, all of our Named Executive Officers, over 250 other staff members and three non-employee directors participated in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation."

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a tax-free basis, to participants. Since inception through fiscal 2008, we made a contribution to the Executive Savings Plan. However, due to the uncertainty in the general economy, the Compensation Committee decided to indefinitely suspend our matches for both the Executive Savings Plan and our 401(k) plan (which is available only to non-executives) as of May 6, 2009. There are currently no plans to reinstate either match in fiscal 2010. However, participants still may defer taxation on a portion of their compensation through payroll and director fee deductions into these plans.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, the Compensation Committee agreed to include a "Founders Retirement Benefit" as part of Mr. Overton's new employment agreement (which was effective June 30, 2009) pursuant to which Mr. Overton is entitled to the annual amount of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in the employment agreement. This revised Founders Retirement Benefit replaces an earlier benefit provided under Mr. Overton's 2004 employment agreement. The Founder's Retirement Benefit is payable to Mr. Overton during his lifetime or to his designated beneficiary in the event of his death. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see "Compensation of Our Chief Executive Officer" in this CD&A as well as the section in this Proxy Statement entitled "Employment Agreements" which also includes amounts payable upon termination of employment or change in control.

  Other Benefits and Perquisites

        All of our executives are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The Internal Revenue Service ("IRS") requires that the portion of the value of such a policy exceeding $50,000 be deemed imputed income to the staff member. The IRS provides a formula by which the imputed income is calculated.

        We also provide limited perquisites to our executives, including Named Executive Officers, that vary based on the executive's level. The perquisites include:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program is also offered to certain other executives, including Restaurant General Managers, Area Directors of Operations, Area Kitchen Operations Managers, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance. The type of vehicle and amount of allowance varies with the executive's level in the Company. Each of our Named Executive Officers for fiscal 2009 is eligible to participate in this program.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above. Each of our Named Executive Officers for fiscal 2009 other than Ms. Slomann is currently eligible to participate in this program.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case by case basis.

        We believe that these perquisites provide a differentiated benefit to eligible staff that enhances our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing these perquisites. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2009 are disclosed in the section entitled "Summary Compensation Table" and the accompanying footnotes in this Proxy Statement.

Termination of Employment or a Change in Control

        The Compensation Committee believes that a change in control transaction would create uncertainty regarding the continued employment of our executives. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives to remain employed with us during an important time when their continued employment in connection with or following a transaction is often uncertain, and to help keep our executives focused on our business rather than on their personal financial security, we believe that providing certain of our executives with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of our Company and our stockholders.

        The severance benefits following a change in control provided for our Named Executive Officers were determined by the Compensation Committee based on its judgment of prevailing market practices at the time each agreement was entered into. At present, we have employment agreements with Messrs. Overton, Benn, Byfuglin and Ms. Zurzolo, as well as Michael E. Jannini who joined us on February 16, 2010 as our new President, which detail their eligibility for payments under various termination scenarios following an actual or potential change in control or transaction. Mr. Overton's latest employment agreement, effective June 30, 2009, eliminated specific change-of-control provisions and provided for certain payments to him in the event of his separation from service for any reason discussed in his employment agreement. For detailed information concerning the agreements for our Named Executive Officers, see the section entitled "Potential Payments upon Termination or Change of Control" in this Proxy Statement. In addition, certain equity grants made to Named Executive Officers provide for vesting of stock options and elimination of restrictions on restricted shares upon a change in control, as defined in our 2001 Plan.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718 (formerly Statement No. 123(R), "Share-Based Payment" ("SFAS 123R")), require us to expense the estimated fair market value of our stock option grants, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards.

        In addition, Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder limit the allowable Company deduction for compensation paid or accrued to no more than

$1 million per year currently, subject to specified exceptions, with respect to (i) any employee, who as of the close of the taxable year either is the principal executive officer of the employer, or is serving as the acting principal executive officer; and (ii) any employee whose total compensation for a taxable year is required to be reported to shareholders under Item 402 of Regulation S-K promulgated by the SEC for being among the three highest compensated officers (other than the principal executive officer or principal financial officer) ("covered employees"). Certain compensation is exempt from this deduction limitation, including certain performance-based compensation, if it is paid under a plan, the material performance terms of which are approved by stockholders at least once every five years, and the plan is administered by a committee of independent directors. We believe that performance achievement bonuses payable under our 2005 Incentive Plan qualify for deductibility under Section 162(m) under such exception.

        In light of Section 162(m), it is the intent of the Compensation Committee to modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to our executive officers. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in our best interests and those of our stockholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts of compensation may result in compensation that may not be fully deductible to us under Section 162(m). In 2009, all compensation paid by the Company to covered employees was intended to qualify for deductibility by us under Section 162(m).

        Under our 2005 Incentive Plan, no portion of non-performance based bonus may be paid to a participant, if and to the extent that such compensation, when added together with all other remuneration, exceeds the limitation amount under Section 162(m) ("excess compensation"). If and to the extent that in any year all or a portion of the excess compensation, when added together with all other remuneration, exceeds the Section 162(m) limitation amount, we will pay compensation that does not exceed the limitation amount and will establish an interest bearing account ("excess compensation account") to pay excess compensation in succeeding year(s) that total compensation subject to the Section 162(m) limitation amount is not exceeded or upon termination of the participant's employment for any reason. However, no excess compensation shall be payable by us if we determine that the excess compensation would be, or is reasonably likely to be includible in the participant's gross income in a taxable year before the year in which the participant would actually receive the excess compensation pursuant to Section 409A of the Code or any regulations or guidance thereunder. In 2009, we did not establish any excess compensation accounts.

        Section 409A, among other things, limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A, but does not meet the requirements that exempt such amounts from taxation under such section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% tax at that time, and (iii) an additional tax equal the amount of interest (at the underpayment rate under the Code plus one percentage point) on the underpayment that would have occurred had the award been includible in the recipient's income when first deferred, or if later, when not subject to a substantial risk of forfeiture. We have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Section 409A purposes (and will thereby be exempt from Section 409A's requirements) or, if they constitute "deferred compensation," are intended to comply with the Section 409A statutory provisions and final regulations.

        Clawback Policy.    In fiscal 2008, we adopted a policy ("Clawback Policy") which requires certain of our executives to agree in writing to repay all or a portion of any bonus, to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the bonus was directly based on those financial statements. The Board has determined that executives in the following positions are subject to this policy:

  •
  Chief Executive Officer

  •
  President

  •
  Chief Financial Officer

  •
  President, The Cheesecake Factory Restaurants, Inc.

  •
  President, The Cheesecake Factory Bakery Incorporated

  •
  Executive Vice President, General Counsel and Secretary

  •
  Vice President of Finance and Corporate Controller

  •
  Vice President, Internal Audit

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. This Clawback Policy was adopted to permit the Audit Committee of our Board to use appropriate discretion to recapture monetary awards of bonus compensation paid to executives in the designated positions who may bear responsibility for such noncompliance. We believe that our Clawback Policy prevents such executives from taking actions that could result in material excessive risk to us. Our proposed 2010 Stock Incentive Plan (see Proposal 2 in this Proxy Statement) provides specifically that awards made under such plan also may be subject to recoupment in connection with our Clawback Policy. In addition, our proposed 2010 Amended and Restated Annual Performance Incentive Plan (see Proposal 3 in this Proxy Statement) specifically subjects bonuses awarded under such plan to the Clawback Policy.

        In fiscal 2009, we had no financial statement corrections requiring restatements and the Audit Committee has not needed to consider taking any action under the Clawback Policy since it was implemented in fiscal 2008. A copy of this policy is available in the Corporate Governance section of the Investors Relations page on our corporate website.

        Stock Retention Requirements.    We have a policy under which our Board-appointed officers (i.e., our Chief Executive Officer, President, any executive vice president and the corporate secretary) and members of the Board who acquire shares of our common stock through the exercise of a stock option must retain 33% of the "net" shares acquired (net of the tax impact that the stock option exercise has on the individual) for at least nine months following the date of exercise, or such earlier time as the individual ceases to be a Board-appointed officer or member of the Board as a result of death, disability, illness, resignation, termination or other reason. This provision applies to stock option grants awarded after June 4, 2008. The Board believes it is important for executive leaders and directors to align their long-term interests with that of our stockholders.

        Stock Ownership Guidelines.    While we have not adopted any specific stock ownership guidelines for our executive officers, our executive officers do own our common stock in the form of both restricted and non-restricted shares (see the table entitled "Security Ownership of Principal Stockholders and Management" in this Proxy Statement). The level of such ownership by Named Executive Officers has increased from fiscal 2008 to fiscal 2009, and we do not believe it is appropriate to adopt a mandated stock ownership policy at this time other than our stock retention requirements described above in connection with stock option exercises. In October 2009, we adopted a stock ownership policy for non-employee directors, the material terms of which are described in the section entitled "Director Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement.

        Policy Regarding Hedging and Use of Shares as Collateral.    We have adopted a policy prohibiting any member of the Board, any officer or staff member from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans. The Board believes it is inappropriate for our employees or directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting such types of speculative trading in or encumbering our stock, the Board seeks to discourage such types of behaviors.

Compensation Committee Report

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Respectfully submitted,
Agnieszka Winkler, Chair* Allen J. Bernstein Alexander L. Cappello** Jerome I. Kransdorf

*
Member of the Compensation Committee since May 20, 2009 and Chair effective July 2009

**
Chairman of the Compensation Committee until July 2009

Compensation of Named Executive Officers

        The following table sets forth summary compensation information for the fiscal year ended December 29, 2009 with respect to: (i) our Chief (Principal) Executive Officer; (ii) our Chief (Principal) Financial Officer; (iii) one other individual who served as our Interim Chief (Principal) Financial Officer during part of fiscal 2009; and (iv) our most highly compensated executive officers other than those included in items (i), (ii) and (iii) who were serving as executive officers at the end of our last completed fiscal year (collectively, our "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $		Bonus $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(3)		Total $

David Overton	2009	816,000	(7)	129,370	824,000	834,670	1,000,000	7,772		3,611,812
Chairman of the Board	2008	782,000		-	-	781,870	-	401,663	(8)	1,965,533
and Chief Executive	2007	732,000		-	-	1,374,945	-	7,807		2,114,752
Officer

W. Douglas Benn	2009	380,005	(4)	-	230,000	706,950	408,000	94,280		1,819,235
Executive Vice President and Chief Financial Officer(4)

Cheryl M. Slomann	2009	210,000		-	23,000	35,348	107,100	12,139		387,587
Former Interim Chief	2008	210,000		25,000	-	78,187	-	13,295		326,482
Financial Officer, and Current Vice President, Controller and Chief Accounting Officer(5)

Max S. Byfuglin	2009	327,500		-	92,000	70,695	162,899	17,747		670,841
President	2008	327,500		-	-	234,561	-	22,284		584,345
The Cheesecake Factory	2007	315,000		-	251,000	274,989	-	86,767		927,756
Bakery Incorporated(6)

Debby R. Zurzolo	2009	375,000		-	69,000	70,695	382,500	17,613		914,808
Executive Vice President,	2008	375,000		25,000	-	195,468	-	15,688		611,156
General Counsel and	2007	357,500		-	313,750	229,158	-	66,590		966,998
Secretary

(1)
Discretionary bonus not otherwise paid under a non-equity incentive compensation plan.

(2)
Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and options awards made in the referenced fiscal year.

(3)
"All other compensation" for fiscal 2009 includes the following:

Name	Automobile Program $(a)	Executive Savings Plan Contribution $(b)	Life Insurance $(c)	Executive Physical Exam $(d)	Other $(e)	Total ($)
Mr. Overton	2,228	—	5,544	—	—	7,772
Mr. Benn	8,787	615	1,459	—	83,419	94,280
Ms. Slomann	11,220	727	192	—	—	12,139
Mr. Byfuglin	14,400	1,260	2,087	—	—	17,747
Ms. Zurzolo	10,800	—	897	5,916	—	17,613
(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a company-leased vehicle.

(b)
Executive Savings Plan Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified, deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation." We suspended our matching contribution under the Executive Savings Plan effective May 6, 2009.

(c)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The Internal Revenue Service ("IRS") requires that the portion of the value of such a policy exceeding $50,000 be deemed imputed income to the staff member.

(d)
Executive Physical Exam: Each of our Named Executive Officers other than Ms. Slomann is eligible for a company-paid executive physical examination every two years.

(e)
Other: Mr. Benn received relocation assistance according to our policy; such assistance included an $80,000 lump sum payment and $3,419 in taxable reimbursement for certain relocation expenses.
(4)
Mr. Benn joined us as an executive officer on January 19, 2009. In accordance with SEC rules, no information is provided for fiscal 2007 or 2008. Mr. Benn's base salary for fiscal 2009 was $400,000; the amount shown is prorated based on his January 19, 2009 start date.

(5)
Ms. Slomann was appointed Interim Chief Financial Officer effective July 23, 2008 and was not a Named Executive Officer prior to that time; in accordance with SEC rules, no information is provided for fiscal 2007. Her appointment ended on January 19, 2009 and she resumed her prior position as Vice President, Controller and Chief Accounting Officer.

(6)
The Cheesecake Factory Bakery Incorporated is a wholly-owned subsidiary of The Cheesecake Factory Incorporated.

(7)
Mr. Overton's salary increased from $782,000 to $850,000 effective June 30, 2009 in connection with the renegotiation of his employment agreement.

(8)
Includes $394,002 paid to Mr. Overton in consideration for the cancellation of 137,804 stock options which was then tendered to us in payment of obligations he owed to us under a Stipulated Settlement.

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled "Employment Agreements" in this Proxy Statement. For a description of the Company's Incentive Compensation, see the section entitled "Compensation Discussion and Analysis—Annual Incentive Compensation" in this Proxy Statement.

        For a description of the actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2010, please see "Base Salary" in the Compensation Discussion and Analysis included in this Proxy Statement.

        Stock options granted to Named Executive Officers in fiscal 2009, 2008 and 2007 vest at a rate of 20% per year, with the exception of a portion of the stock options granted to Mr. Overton in fiscal 2007, which vests at a rate of 33 1/3% per year as to 50,000 shares.

        Restricted shares granted to Named Executive Officers in fiscal 2009, other than those granted to Mr. Overton, vest as to 60% of the shares on the third anniversary of the date of grant and 20% on the fourth and fifth anniversaries of the date of grant. Mr. Overton's restricted shares vest 100% on the third anniversary of the date of grant if, and only if, we achieve cumulative earnings per share equal to or greater than $2.00 over the period beginning with the second quarter of 2009 and ending with the first quarter of fiscal 2012.

        For a discussion of our 2005 Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2009, please see "Fiscal 2009 Award Program under the 2005 Incentive Plan" in the Compensation Discussion and Analysis included in this Proxy Statement.

 Pension Benefits

        The Named Executive Officers did not receive any benefits from the Company under defined pension or defined contribution plans during the fiscal year ended December 29, 2009. None of our Named Executive Officers is currently eligible to participate in the Company's tax-qualified 401(k) plan.

Nonqualified Deferred Compensation

        Effective October 1999, we adopted The Cheesecake Factory Incorporated Executive Savings Plan in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to successfully manage our Company. This plan was amended and restated in its entirety on July 23, 2008 and further amended on January 1, 2009 (collectively, the "Executive Savings Plan"). The Executive Savings Plan is a nonqualified deferred compensation plan for our Independent Directors and for our highly compensated executives, as defined in the Executive Savings Plan, who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Code. The Executive Savings Plan allows staff member participants to defer the receipt of up to 25% of their base salaries and up to 100% of their eligible bonuses, and allows our Independent Directors to defer up to 100% of their director fees. We do not provide a match for Independent Directors' deferrals. Our matching contribution generally vests 25% annually beginning with the end of the staff member's second year of participation in the Executive Savings Plan. Commencing in fiscal 2006, our matching contributions for fiscal 2006 and for subsequent fiscal years immediately vest 100% for staff members who have at least five years of service with us, 75% for staff members who have at least four years of service with us, 50% for staff members who have at least three years of service with us, and 25% for staff members who have at least two years of service with us. In fiscal 2009, we suspended our matching contribution under the Executive Savings Plan, which previously had been a cash contribution to the participants' amounts under the plan equal to 25% of the first 4% of salary and/or bonus deferred by the participating staff members. We have no current plans to resume such matching contributions in fiscal 2010. Staff member deferrals and our match are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature.

        The following table shows the compensation that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2009.

Name	Executive Contributions in Fiscal 2009 $(1)	Company Contributions in Fiscal 2009 $(2)	Aggregate Earnings/(Losses) in Fiscal 2009 $	Aggregate Withdrawals or Distributions in Fiscal 2009 $	Aggregate Balance at December 29, 2009 $

David Overton	-	-	69,273	(50,606)	253,456

W. Douglas Benn	64,615	615	981	-	66,211

Cheryl M. Slomann	21,485	727	28,415	-	108,679

Max S. Byfuglin	32,750	1,260	196,596	-	793,520

Debby R. Zurzolo	57,375	—	25,249	(89,106)	144,784

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the Summary Compensation Table. The "Executive Contributions" total is included in the "Salary" total of the Summary Compensation Table.

(2)
We made no matching contributions in fiscal 2009 after May 6, 2009.

Grants of Plan-Based Awards in Fiscal 2009

        The following table shows all restricted shares and stock options to acquire shares of our common stock granted to Named Executive Officers during fiscal 2009, as well as range of potential performance incentive awards that were achievable in fiscal 2009.

		Non-Equity 2005 Incentive Plan Awards(1)			Stock and Option Awards

Name	Grant Date	Threshold $(2)	Target $	Maximum $	All Other Stock Awards: Number of Shares of Stock or Units #(3)	All Other Option Awards: Number of Securities Underlying Options #(3)	Exercise or Base Price of Option Awards $/Sh	Grant Date Fair Value of Stock and Option Awards $(4)

David Overton	-	21,114	703,800	1,000,000	-	-	-	-
	5/7/09	-	-	-	-	100,000	16.48	834,670
	5/7/09	-	-	-	50,000	-	-	824,000

W. Douglas Benn	-	7,200	240,000	420,000	-	-	-	-
	2/5/09	-	-	-	-	150,000	9.20	706,950
	2/5/09	-	-	-	25,000	-	-	230,000

Cheryl M. Slomann	-	1,890	63,000	110,250	-	-	-	-
	2/5/09	-	-	-	-	7,500	9.20	35,348
	2/5/09	-	-	-	2,500	-	-	23,000

Max S. Byfuglin	-	5,895	196,500	393,000	-	-	-	-
	2/5/09	-	-	-	-	15,000	9.20	70,695
	2/5/09	-	-	-	10,000	-	-	92,000

Debby R. Zurzolo	-	6,750	225,000	393,750	-	-	-	-
	2/5/09	-	-	-	-	15,000	9.20	70,695
	2/5/09	-	-	-	7,500	-	-	69,000

(1)
For actual amounts paid under the 2005 Incentive Plan for fiscal 2009, see the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table included in this Proxy Statement. For more information on our annual performance bonus program under the 2005 Incentive Plan, see the section entitled, "Annual Incentive Compensation" in the "Compensation Discussion & Analysis" section of this Proxy Statement.

(2)
Based on minimum achievement of the Operating Income objective only.

(3)
All listed restricted stock grants other than Mr. Overton's vest at a rate of 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant. All listed stock options other than Mr. Overton's vest at a rate of 20% per year, commencing on the first anniversary date of the grant date, and expire eight years from the grant date. Mr. Overton's restricted stock vests on the third anniversary of the date of grant subject to successful completion of a performance condition; Mr. Overton's stock options vest 20% per year beginning on the first anniversary of the grant date, and such vesting is subject to acceleration upon separation from service for any reason other than "cause."

(4)
The grant date fair value was computed in accordance with the provisions of Financial Accounting Standards Board ("FASB") ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2009 for information regarding the valuation of equity awards.

Outstanding Equity Awards

        The following table shows all outstanding stock options and restricted shares held by the Named Executive Officers as of December 29, 2009, the last day of fiscal 2009.

	Stock Option Awards					Restricted Share Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested $(3)

David Overton(4)	75,000	-		22.40	2/27/12	-	-
	97,500	-		20.00	2/6/13	-	-
	225,000	-		29.36	12/31/13	-	-
	42,196	20,000	(4a)	32.32	1/3/15	-	-
	40,000	60,000	(4b)	25.10	1/4/17	-	-
	33,333	16,667	(4c)	25.10	1/4/17	-	-
	20,000	80,000	(4d)	21.17	1/3/18	-	-
	-	100,000	(4e)	16.48	5/7/17	-	-
	-	-		-	-	50,000	$1,120,000

W. Douglas Benn(5)	-	150,000		9.20	2/5/17	-	-
	-	-		-	-	25,000	$560,000

Cheryl M. Slomann(6)	15,000	-		28.21	4/30/14	-	-
	2,400	600	(6a)	32.32	1/3/15	-	-
	8,000	2,000	(6b)	34.78	6/9/15	-	-
	4,500	3,000	(6c)	35.84	1/20/16	-	-
	4,000	6,000	(6d)	25.10	1/4/17	-	-
	2,000	8,000	(6e)	21.17	1/3/18	-	-
	-	7,500	(6f)	9.20	2/5/17	-	-
	-	-		-	-	2,500	$56,000

Max S. Byfuglin(7)	12,500	-		16.72	1/2/11	-	-
	45,000	-		22.55	1/29/12	-	-
	45,000	-		20.00	2/6/13	-	-
	37,500	-		29.36	12/31/13	-	-
	24,000	6,000	(7a)	32.32	1/3/15	-	-
	18,000	12,000	(7b)	36.87	1/4/16	-	-
	6,000	4,000	(7c)	38.24	2/6/16	-	-
	12,000	18,000	(7d)	25.10	1/4/17	-	-
	6,000	24,000	(7e)	21.17	1/3/18	-	-
	-	15,000	(7f)	9.20	2/5/17	-	-
	-	-		-	-	10,000	$224,000

Debby R. Zurzolo(8)	9,000	-		16.72	1/2/11	-	-
	9,000	-		16.31	1/2/11	-	-
	27,000	-		22.40	2/27/12	-	-
	33,750	-		20.00	2/6/13	-	-
	15,000	-		20.00	2/6/13	-	-
	67,500	-		29.36	12/31/13	-	-
	20,000	5,000	(8a)	32.32	1/3/15	-	-
	15,000	10,000	(8b)	36.87	1/4/16	-	-
	10,000	15,000	(8c)	25.10	1/4/17	-	-
	5,000	20,000	(8d)	21.17	1/3/18	-	-
	-	15,000	(8e)	9.20	2/5/17
	-	-		-	-	7,500	$168,000

(1)
All options listed above vest at a rate of 20% per year, with the exception of a portion of the stock options granted to Mr. Overton in fiscal 2007, which vests at a rate of 33 1/3% per year as to 50,000 shares and a grant of 15,000 shares made to Ms. Zurzolo in fiscal 2003, which vested at a rate of 33 1/3% per year.

(2)
Restricted shares listed above for Mr. Overton are subject to a three-year cliff vesting schedule plus an additional performance requirement. Restricted shares listed above for Mr. Benn, Ms. Slomann, Mr. Byfuglin and Ms. Zurzolo vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The fair market value of restricted shares is computed by multiplying the closing market price of our common stock on the last trading day of fiscal 2009 (December 29, 2009) by the number of restricted shares that have not yet vested.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2009 year-end are: (a) 20,000 options vested on 1/3/10; (b) 20,000 options vested on 1/4/10 and 20,000 options will vest on each of 1/4/11 and 1/4/12; (c) 16,667 options vested on 1/4/10; (d) 20,000 options vested on 1/3/10 and 20,000 options will vest on each of 1/3/11, 1/3/12 and 1/3/13; and (e) 20,000 options will vest on each of 5/7/10, 5/7/11, 5/7/12, 5/7/13, and 5/7/14.

(5)
The vesting dates of options held by Mr. Benn that were not exercisable as of our fiscal 2009 year-end are: 30,000 options vested on 2/5/10 and 30,000 options will vest on each of 2/5/11, 2/5/12, 2/5/13, and 2/5/14.

(6)
The vesting dates of options held by Ms. Slomann that were not exercisable as of our fiscal 2009 year-end are: (a) 600 options vested on 1/3/10; (b) 2,000 will vest on 6/9/10; (c) 1,500 options vested on 1/20/10 and 1,500 options will vest on 1/20/11; (d) 2,000 options vested on 1/4/10 and 2,000 options will vest on each of 1/4/11 and 1/4/12; (e) 2,000 options vested on 1/3/10 and 2,000 options will vest on each of 1/3/11, 1/3/12 and 1/3/13; and (f) 1,500 options vested on 2/5/10 and 1,500 options will vest on each of 2/5/11, 2/5/12, 2/5/13, and 2/5/14.

(7)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2009 year-end are: (a) 6,000 options vested on 1/3/10; (b) 6,000 options vested on 1/4/10 and 6,000 options will vest on 1/4/11; (c) 2,000 options vested on 2/6/10 and 2,000 options will vest on 2/6/11; (d) 6,000 options vested on 1/4/10 and 6,000 options will vest on each of 1/4/11 and 1/4/12; (e) 6,000 options vested on 1/3/10 and 6,000 options will vest on each of 1/3/11, 1/3/12 and 1/3/13; and (f) 3,000 options vested on 2/5/10 and 3,000 options will vest on each of 2/5/11, 2/5/12, 2/5/13, and 2/5/14.

(8)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2009 year-end are: (a) 5,000 options vested on 1/3/10; (b) 5,000 options vested on 1/4/10 and 5,000 options will vest on 1/4/11; (c) 5,000 options vested on 1/4/10 and 5,000 options will vest on each of 1/4/11 and 1/4/12; (d) 5,000 options vested on 1/3/10 and 5,000 options will vest on each of 1/3/11, 1/3/12 and 1/3/13; and (e) 3,000 options vested on 2/5/10 and 3,000 options will vest on each of 2/5/11, 2/5/12, 2/5/13, and 2/5/14.

        On January 7, 2010, the Compensation Committee approved grants of equity awards to each of the Named Executive Officers under the terms of our 2001 Plan, as follows:

Name	Number of Stock Options	Number of Restricted Shares

David Overton	200,000	-

W. Douglas Benn	15,000	10,000

Cheryl M. Slomann	10,000	5,000

Max S. Byfuglin	15,000	10,000

Debby R. Zurzolo	15,000	10,000

        The stock options were granted at an exercise price of $21.42 per share, which was the fair market value of our common stock on the date of grant. The options vest as to 20% of the shares on each of January 7, 2011, 2012, 2013, 2014 and 2015, and have a term of eight years. The restricted shares vest as to 60% of the shares on January 7, 2013 and as to 20% of the shares on each of January 7, 2014 and 2015.

Option Exercises and Stock Vested

        The following table shows all stock options exercised by Named Executive Officers during fiscal 2009. No restricted shares awarded to our Named Executive Officers vested in fiscal 2009.

	Option Awards

Name	Number of Shares Acquired on Exercise #	Value Realized Upon Exercise $(1)

Debby R. Zurzolo	13,500	$85,489

(1)
The value realized upon exercise is computed by determining the difference between the market price of our common stock at exercise and the exercise price of the options.

        While no stock awards vested in fiscal 2009, restricted shares awarded to certain of our Named Executive Officers on January 4, 2007 vested on January 4, 2010, as follows:

	Stock Awards

Name	Number of Shares Acquired on Vesting #	Value Realized Upon Vesting $(1)

Cheryl M. Slomann	3,350	$73,131

Max S. Byfuglin	10,000	$218,300

Debby R. Zurzolo	12,500	$272,875

(1)
The value realized is computed by multiplying the fair market value of the shares on the vesting date, which was $21.83 per share, by the number of shares vested.

Employment Agreements

        Chief Executive Officer.    On July 14, 2009, the Compensation Committee of the Board approved an employment agreement with David Overton, our Chairman of the Board and Chief Executive Officer. The

agreement replaced a prior employment agreement with us that expired upon approval of the new agreement. A summary of the material terms of the agreement is set forth below and such summary is qualified in its entirety by reference to the definitive terms of the agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 20, 2009. Capitalized terms used without other definition in this summary have the same meanings set forth in the agreement.

        The agreement has a term beginning June 30, 2009 and ending on May 7, 2012, but terminates automatically upon Mr. Overton's death or Permanent Disability, as defined in the agreement. Under the agreement, and effective June 30, 2009, we paid Mr. Overton a salary at the initial annualized rate of $850,000, which may be subject to increase at the discretion of the Compensation Committee. For fiscal 2010, the Compensation Committee increased Mr. Overton's base salary to $875,000. While employed full-time by us, Mr. Overton is eligible to participate in our 2005 Incentive Plan, including other discretionary bonus awards under the 2005 Incentive Plan, (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), and participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of the agreement, and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans. If, on the Date of Termination of his employment, any installment of nonqualified stock options to purchase shares of our common stock granted to Mr. Overton pursuant to the 2001 Plan on or subsequent to December 29, 2004 and prior to May 7, 2009 are not then exercisable and Mr. Overton's employment has not terminated for Cause, that installment will become immediately exercisable subject to expiration as set forth in the Plan or any option agreement.

        If Mr. Overton's employment with us terminates for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us for a Good Reason, then we, following the Date of Termination and for the Term of the agreement, shall (i) continue payment of Mr. Overton's then existing salary, (ii) continue to provide Mr. Overton with an automobile at the comparable level provided to him prior to the Date of Termination, (iii) pay him a performance achievement bonus under the 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), that is proportionately adjusted to take into account the period of his actual service during the fiscal year in which his employment is terminated, subject to certain limitations as more fully described in the agreement, and (iv) at our expense, continue on behalf of Mr. Overton and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided to Mr. Overton, on the terms and conditions set forth in the agreement.

        In addition to all amounts otherwise payable under the agreement, we will pay Mr. Overton, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in the agreement.

        For potential payments by us to Mr. Overton upon termination or change of control, see "Potential Payments upon Termination or Change of Control."

  Other Named Executive Officers

        W. Douglas Benn.    On January 19, 2009, we entered into an employment agreement with W. Douglas Benn, Executive Vice President and Chief Financial Officer. The agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, we will pay Mr. Benn a base salary in fiscal 2009 at an annual rate equal to $400,000. The Compensation Committee determines any future adjustments to his base salary, and increased his base salary to $420,000 for fiscal 2010. Mr. Benn's annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. Mr. Benn received an initial grant of 150,000 non-qualified stock options at an exercise price equal to the fair market value of our common stock on the date of grant, which vest 20% each year over a five-year period on the anniversary dates of the grant date. In addition, we granted Mr. Benn 25,000 restricted shares of our stock with restrictions lapsing at the rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date. We also reimbursed Mr. Benn for reasonable relocation expenses to assist in his relocation to the greater Los Angeles Metropolitan area, in addition to a one-time payment of $80,000. The agreement provides that Mr. Benn is eligible to participate in our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), and equitably with other executive officers in any of our plans relating to pension, profit sharing, disability income insurance, life insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. The agreement further provides that Mr. Benn and his dependents are entitled to participate in and we will pay a portion of Mr. Benn's premiums for medical care insurance with respect to himself and his dependants to the extent provided to our other executive officers, and based upon the most comprehensive medical, dental and vision insurance plans offered to such other executive officers. Mr. Benn is also entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers.

        Cheryl M. Slomann.    We do not have an employment agreement with Ms. Slomann.

        Max S. Byfuglin; Debby R. Zurzolo.    On March 27, 2006, we entered into employment agreements with each of Max S. Byfuglin, President of The Cheesecake Factory Bakery Incorporated, a wholly-owned subsidiary of ours; and Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary. These agreements were amended on December 4, 2007, and further amended on December 30, 2008. Mr. Byfuglin's and Ms. Zurzolo's agreements each have an initial term of two years and are extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless any of the parties give notice not to extend at least 90 days prior to the expiration date. Under the agreements, we paid base salaries in fiscal 2009 and will pay such salaries in fiscal 2010 at an annual rate equal to the following: $327,500 for 2009 and $343,500 for 2010 for Mr. Byfuglin; and $375,000 for 2009 and $392,500 for 2010 for Ms. Zurzolo. Under each of these agreements, the Compensation Committee determines any future adjustments to these base salaries, but the executive's annual salary may not be decreased without the executive's consent unless the annual salaries of all other executive officers are proportionately decreased. In fiscal 2008, the Compensation Committee approved an amendment to the employment agreement of Mr. Byfuglin and Ms. Zurzolo to comply with the requirements of Section 409A and regulations thereunder. Each agreement provides that the executive will be eligible to participate in our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), and equitably with other executive officers in any of our other plans relating to pension, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. Each agreement further provides that we will pay the executive's portion of premiums for medical care insurance with respect to the executive and his or her immediate family members to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to such other executive officers. The agreements each provide that the executive is entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. For potential payments by us to these

Named Executive Officers upon termination or change of control, see "Potential Payments upon Termination or Change of Control" below.

  Executive Officers Other than Named Executive Officers

        Michael E. Jannini.    On February 11, 2010, we entered into an employment agreement with Michael E. Jannini, our President. The agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, we will pay Mr. Jannini a base salary in fiscal 2010 at an annual rate equal to $550,000. Mr. Jannini's annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. On March 4, 2010, Mr. Jannini received an initial grant of 100,000 non-qualified stock options at an exercise price of $24.69, which was equal to the fair market value of our common stock on the date of grant, and which vest 20% each year over a five-year period on the anniversary dates of the grant date. In addition, on March 4, 2010, we granted Mr. Jannini 50,000 restricted shares of our stock with restrictions lapsing at the rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date. We also reimbursed Mr. Jannini for reasonable relocation expenses to assist in his relocation to the greater Los Angeles Metropolitan area, in addition to a one-time payment of $65,000. The agreement provides that Mr. Jannini is eligible to participate in our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), and equitably with other executive officers in any of our plans relating to pension, profit sharing, disability income insurance, life insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. The agreement further provides that Mr. Jannini and his dependents are entitled to participate in and we will pay a portion of his premiums for medical care insurance with respect to himself and his dependants to the extent provided to our other executive officers, and based upon the most comprehensive medical, dental and vision insurance plans offered to such other executive officers. Mr. Jannini is also entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. In addition, the agreement provides for certain benefits upon termination of Mr. Jannini's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement.

Potential Payments upon Termination or Change of Control

        Chief Executive Officer.    Pursuant to our employment agreement with Mr. Overton described above, if Mr. Overton's employment is terminated for any reason (other than for "cause", death or permanent disability or if he voluntarily resigns from his employment for other than for a "good reason" (as defined in the agreement)), he or his estate will be entitled to receive, through May 7, 2012, continued payment of his then-existing base salary on the same schedule as corresponds to the regular Company payroll dates in effect on his termination date. In addition, Mr. Overton shall be entitled to (i) a Company car at the comparable level provided to him prior to his termination date, (ii) payment of a performance achievement bonus under our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which the his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is not inconsistent with Section 162(m) of the Code and the Regulations thereunder; and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided: (a) to him at any time during the 90-day period prior to his termination date, or (b) to other similarly situated employees who continue in our employment through May 7, 2012.

        If, on Mr. Overton's termination date, any installment of non-qualified stock options to purchase shares of our common stock granted to him pursuant to the 2001 Plan on or subsequent to December 29, 2004 and prior to May 7, 2009 are not then exercisable and his employment is not terminated for "cause" (as defined in the agreement), then such options shall become immediately exercisable subject to expiration as set forth in the 2001 Plan or any option agreement.

        Mr. Overton will also be entitled to an annual founder's retirement benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of May 7, 2012 (the end of the term of the agreement) or at least six months and one day after his separation from service. The founder's retirement benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments upon termination of employment or a change of control for Mr. Overton. The table assumes that (i) the triggering event took place on December 29, 2009, the last business day of our fiscal 2009; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on December 29, 2009 by the number of unvested option shares; and (iii) a performance incentive bonus was earned under the 2005 Incentive Plan in fiscal 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
AS OF DECEMBER 29, 2009

Name		Lump Sum Severance ($)	Bonus ($)(1)	Founder's Retirement Benefit ($)(2)	Accelerated Vesting of Equity Awards ($)	Health & Welfare Benefit Continuation ($)	Total ($)

David Overton	Change-in-Control(3)	-	-	-	1,810,400	-	1,810,400
	By Company, For Cause	-	-	5,299,405	-	-	5,299,405
	By Executive, For Good
	Reason(3)	2,002,740	1,000,000	5,299,405	690,400	51,526	9,044,071
	Retirement(4)	2,002,740	1,000,000	5,299,405	690,400	51,526	9,044,071
	Upon Disability(3)	-	-	5,299,405	690,400	-	5,989,805
	Death(3)	-	-	5,299,405	690,400	-	5,989,805

(1)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects amount actually paid for performance achievement bonus under 2005 Incentive Plan for fiscal 2009.

(2)
Upon termination, Mr. Overton is entitled to receive $650,000 for 10 years. The amount in this column represents the net present value of that benefit, calculated using a 4.32% discount rate and 12 monthly payments for each year.

(3)
Under this scenario, Mr. Overton also would be entitled to the intrinsic value of equity vesting acceleration.

(4)
For purposes of this table, "retirement" is considered to be our termination of Mr. Overton's employment other than for cause.

        In addition to the payments set forth above, Mr. Overton's estate or designated beneficiary would be eligible to receive $750,000 in life insurance proceeds upon his death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

  Other Named Executive Officers

        W. Douglas Benn.    Pursuant to our employment agreement with Mr. Benn described above, he will be entitled to a severance payment in cash equal to one (1) times his base salary (or one-half (1/2) times such salary if termination is by reason of death) if during the term of the agreement, we terminate his employment (i) for any reason other than for "cause" (as defined in the agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in the agreement, we terminate his employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if he terminates the agreement at any time in connection with the occurrence of a "constructive termination," as defined in the agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for Mr. Benn and his dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that he obtains any such benefits pursuant to his subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable 36 months of his termination date would become exercisable and vest as of such termination date. The agreement further provides that we will pay Mr. Benn a performance achievement bonus under our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), that is proportionately adjusted to take into account the period of actual employment during the fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is consistent with Section 162(m) of the Code and the regulations thereunder. Should Mr. Benn under his agreement be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, he will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to him will be sufficient to pay any such excise tax in full.

        Cheryl M. Slomann.    We do not have an employment agreement with Ms. Slomann. Upon termination of employment or change in control, she would be eligible to receive benefits or payments, if any, payable under benefits programs available to all of our Vice Presidents.

        Max S. Byfuglin; Debby R. Zurzolo.    Pursuant to our employment agreements with Mr. Byfuglin and Ms. Zurzolo described above, each executive will be entitled to a severance payment in cash equal to one times the executive's base salary (or one-half (1/2) times such salary if termination is by reason of death) if during the term of the agreement, we terminate the executive's employment (i) for any reason other than for "cause" (as defined in each agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in each agreement, we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if the executive terminates the agreement at any time within 60 days of the occurrence of a "constructive termination," as defined in each agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to the executive's subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 24 months of the executive's termination date would become exercisable and vest as of such termination date. Each agreement further provides that we will pay the executive a performance achievement bonus under our 2005 Incentive Plan (and such other bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers), that is proportionately adjusted to take into account the period of actual employment during the fiscal year in which the executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is consistent with Section 162(m) of the Code and the regulations thereunder. Should the executive under each of the agreements be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, then the executive will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to the executives will be sufficient to pay any such excise tax in full.

        In addition to the terms of the employment agreements described above, under the option grants made to executive officers pursuant to the 2001 Plan, all options become exercisable upon a "change of control" (as defined in the 2001 Plan) if such change of control occurs prior to the executive's termination of employment. With respect to restricted shares granted to such executives in fiscal 2009, the restrictions shall lapse upon a change of control.

        The following table shows the potential payments upon termination of employment or a change of control for Mr. Benn, Ms. Slomann, Mr. Byfuglin and Ms. Zurzolo. The table assumes that (i) the triggering event took place on December 29, 2009, the last business day of our fiscal 2009; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on December 29, 2009 by the number of unvested option shares; and (iii) a performance incentive bonus was earned under the 2005 Incentive Plan in fiscal 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
AS OF DECEMBER 29, 2009

Name		Lump Sum Severance ($)	Bonus $(5)	Accelerated Vesting of Equity Awards ($)(6)	Health & Welfare Benefit Continuation ($)	Total ($)

W. Douglas Benn	Change-in-Control(1)(2)	400,000	408,000	2,540,000	12,358	3,360,358
	Constructive Termination(2)(3)	400,000	408,000	1,188,000	12,358	2,008,358
	For Cause	-	-	-	-	-
	Retirement	-	-	-	-	-
	Upon Disability(2)	400,000	408,000	1,188,000	12,358	2,008,358
	Death(2)	200,000	408,000	1,188,000	12,358	1,808,358

Cheryl M. Slomann(4)	Change-in-Control(2)	-	-	155,000	-	155,000
	Constructive Termination	-	-	-	-	-
	For Cause	-	-	-	-	-
	Retirement	-	-	-	-	-
	Upon Disability	-	-	-	-	-
	Death	-	-	-	-	-

Max S. Byfuglin	Change-in-Control(1)(2)	327,500	162,899	436,760	5,853	933,012
	Constructive Termination(2)(3)	327,500	162,899	93,960	5,853	590,212
	For Cause	-	-	-	-	-
	Retirement	-	-	-	-	-
	Upon Disability(2)	327,500	162,899	93,960	5,853	590,212
	Death(2)	163,750	162,899	93,960	5,853	426,462

Debby S. Zurzolo	Change-in-Control(1)(2)	375,000	382,500	378,300	5,853	1,141,653
	Constructive Termination(2)(3)	375,000	382,500	91,500	5,853	854,853
	For Cause	-	-	-	-	-
	Retirement	-	-	-	-	-
	Upon Disability(2)	375,000	382,500	91,500	5,853	854,853
	Death(2)	187,500	382,500	91,500	5,853	667,353

(1)
Includes termination other than for cause occurring in the first 18 months after a change-in-control.

(2)
Under this scenario, the Named Executive Officer would also be entitled to the intrinsic value of equity vesting acceleration.

(3)
Includes termination within 60 days of a constructive termination.

(4)
Ms. Slomann does not have an employment agreement with the Company. Amounts shown reflect benefits or payments that would be payable to Ms. Slomann under our benefits programs available to all of our Vice Presidents.

(5)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects actual amounts paid for performance achievement bonus under 2005 Incentive Plan for fiscal 2009.

(6)
Assumes accelerated vesting for all options scheduled to vest 36 months after termination for Mr. Benn and 24 months after termination for Ms. Zurzolo and Mr. Byfuglin.

        In addition to the payments set forth above, upon the death of a Named Executive Officer, that officer's estate or designated beneficiar(ies) would be eligible to receive life insurance proceeds in the amount of one times the officer's annual base salary, up to $750,000. This life insurance benefit is provided to all salaried employees on the same terms and conditions as our Named Executive Officers and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000.

REPORT OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

        As more fully described in its charter, the Audit Committee oversees the Company's financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2009 and the stockholders ratified that selection at the 2009 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2009 with management and PwC. Management and PwC have represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of its audit, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended December 29, 2009 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Respectfully submitted,
Thomas L. Gregory, Chair Alexander L. Cappello David R. Klock* David B. Pittaway**

*
Will retire from the Audit Committee effective as of the date of the Annual Meeting

**
Appointed to the Audit Committee effective May 20, 2009

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 6, 2010) of our common stock by (a) each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; (b) each of our directors and director nominees; (c) our principal executive officer, our principal financial officer (and any other individuals serving in that capacity during fiscal year 2009) and our two other most highly compensated executive officers (collectively, "Named Executive Officers"); and (d) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
Wellington Management Company LLP(4)	6,121,489	10.2%
BlackRock, Inc.(5)	5,410,756	9.0%
FMR LLC(6)	3,323,700	5.5%
Named Executive Officers, Directors and Director nominees:
David Overton(7)	4,280,971	7.1%
Allen J. Bernstein(8)	1,000	*
Alexander L. Cappello(9)	—	*
Thomas L. Gregory(10)	84,411	*
David R. Klock(11)	45,000	*
Jerome I. Kransdorf(12)	46,264	*
David B. Pittaway(13)	6,000	*
Agnieszka Winkler(14)	46,010	*
W. Douglas Benn(15)	70,000	*
Max S. Byfuglin(16)	288,950	*
Cheryl M. Slomann(17)	42,013	*
Debby R. Zurzolo(18)	266,789	*
All executive officers and directors as a group (13 persons)(19)	5,227,408	8.7%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 60,219,509 outstanding as of the Record Date.

(4)
Wellington Management Company, LLP ("Wellington"), in its capacity as investment advisor, may be deemed to beneficially own 6,121,489 shares of the Company which are held of record by clients of Wellington. Wellington has shared power to vote or direct the vote of 4,542,871 shares and shared power to dispose of or to direct the disposition of 6,121,489 shares. The foregoing information is based solely on a Schedule 13G/A filed by Wellington on March 10, 2010 under the Securities Exchange Act of 1934. The address for Wellington is 73 State Street, Boston, MA 02109.

(5)
BlackRock, Inc. has sole voting and dispositive power with respect to 5,410,756 shares. The number of shares set forth in this table and the foregoing information is based solely on an amendment to Schedule 13G filed by BlackRock, Inc. as successor in interest to Barclays Global Investors, NA on January 29, 2010 under the Securities Exchange Act of 1934. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(6)
Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 3,323,700 shares of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 3,215,000 shares. Edward C. Johnson and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 3,323,700 shares owned by the funds. The foregoing information is based solely on a Schedule 13G filed by FMR LLC on February 16, 2010 under the Securities Exchange Act of 1934. FMR LLC and Fidelity Growth Company Fund each have their principal business office at 82 Devonshire Street, Boston, MA 02109.

(7)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 3,540,248 shares held by the David Overton Family Trust of which Mr. Overton is the trustee; 50,000 restricted shares held directly which vest on May 7, 20102, subject to satisfaction of performance objectives set forth in the award agreement; and 61,027 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust. Mr. Overton disclaims beneficial ownership of the shares owned by his spouse. Also includes 629,696 shares that Mr. Overton has the right to acquire upon the exercise of options exercisable within 60 days of April 6, 2010. For additional information regarding Mr. Overton's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(8)
Mr. Bernstein is a director of the Company. Includes 1,000 shares owned directly.

(9)
Mr. Cappello is a director of the Company.

(10)
Mr. Gregory is a director of the Company. Includes 16,875 shares held by the Gregory Family Trust, of which Mr. Gregory and his spouse are trustees. Also includes 67,536 shares that Mr. Gregory has a right to acquire upon exercise of options exercisable within 60 days of April 6, 2010.

(11)
Dr. Klock is a director of the Company. Includes 45,000 shares that Dr. Klock has a right to acquire upon exercise of options exercisable within 60 days of April 6, 2010.

(12)
Mr. Kransdorf is a director of the Company. Includes 46,264 shares that Mr. Kransdorf has a right to acquire upon exercise of options exercisable within 60 days of April 6, 2010.

(13)
Mr. Pittaway joined the Board on May 20, 2009. Includes 6,000 shares owned directly.

(14)
Ms. Winkler is a director of the Company. Includes 1,010 shares held by Ms. Winkler as sole trustee of the Agnieszka M. Winkler Revocable Trust and 45,000 shares that Ms. Winkler has a right to acquire upon exercise of options exercisable within 60 days of April 6, 2010.

(15)
Mr. Benn is a Named Executive Officer. Includes 35,000 restricted shares held directly which vest as follows: 10,000 shares which vest as to 60% of the shares on January 7, 2013 and 20% of the shares on each of January 7, 2014 and 2015, and 25,000 shares which vest as to 60% shares on February 5, 2012 and 20% on each of February 5, 2013 and 2014. Also includes 5,000 shares held by Mr. Benn's IRA and 30,000 shares that Mr. Benn has a right to acquire upon exercise of options exercisable within 60 days of April 6, 2010.

(16)
Mr. Byfuglin is a Named Executive Officer. Includes 26,500 restricted shares held directly which vest as follows: 10,000 shares which vest as to 60% of the shares on January 7, 2013 and 20% of the shares on each of January 7, 2014 and 2015; and 6,000, 2,000 and 2,000 shares which vest on each of February 5, 2012, 2013 and 2014. Also includes 39,950 shares held by The Byfuglin Family Trust, of which Mr. Byfuglin and his wife are trustees. Also includes 222,500 shares that Mr. Byfuglin has the right to acquire upon the exercise of options exercisable within 60 days of April 6, 2010. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(17)
Ms. Slomann is a Named Executive Officer. Includes 7,500 restricted shares held directly which vest as follows: 5,000 shares vest as to 60% of the shares on January 7, 2013 and as to 20% of the shares on each of January 7, 2014 and 2015, and 2,500 shares which vest as to 60% of the shares on February 5, 2012 and 20% on each of February 5, 2013 and 2014. Also includes 500 shares held in the Mark D. and Cheryl M. Slomann 1997 Trust of which Ms. Slomann and her husband are trustees; 13 shares held in an IRA; and 34,000 shares that Ms. Slomann has the right to acquire upon the exercise of options exercisable within 60 days of April 6, 2010. For additional information regarding Ms. Slomann's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(18)
Ms. Zurzolo is a Named Executive Officer. Includes 17,500 restricted shares held directly which vest as follows: 10,000 shares which vest as to 60% shares on January 7, 2013 and 20% of the shares on each of January 7, 2014 and 2015; and 7,500 shares which vest as to 60% of the shares on February 5. 2012 and as to 20% of the shares on each of February 5, 2013 and 2014. Also includes 757 shares held by Ms. Zurzolo's SEP IRA; and 14,282 shares held by M. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 234,250 shares that Ms. Zurzolo has the right to acquire upon the exercise of options exercisable within 60 days of April 6, 2010. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(19)
Includes 1,354,246 shares that our executive officers and directors have the right to acquire upon the exercise of options exercisable within 60 days of April 6, 2010.

Equity Compensation Plan Information

        The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under all of our equity compensation plans as of December 29, 2009.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders(2)	10,254,111	$22.40	1,859,435
Equity compensation plans not approved by stockholders	—	—	—
Total	10,254,111	$22.40	1,859,435

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

(2)
Our 2001 Plan and Non-Employee Director Plan each were approved by the stockholders in 2001 and 1997, respectively. Our 2000 Plan was not approved at the time of adoption. At the 2004 annual meeting of stockholders, the stockholders approved amendments and restatements of the 2001 Plan and 2000 Plan (renamed the "2001 Omnibus Stock Incentive Plan" and "Year 2000 Omnibus Performance Stock Plan," respectively) and an amendment to the Non-Employee Director Plan. Of the total number of shares to be issued upon exercise of options outstanding at December 29, 2009 under the 2000 Plan, 2,110,937 shares were issuable pursuant to options granted prior to approval of this plan by our stockholders. Named Executive Officers are not eligible to participate in the 2000 Plan, which expired on May 18, 2009. The Non-Employee Director Plan expired on May 13, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2009, all Section 16 reporting persons complied with all Section 16(a) filing requirements, except for two transactions reported late on Form 4 due to administrative errors, pertaining to the following: (a) one transaction (an exercise and hold of 6,700 stock options) was reported late on Form 4 for Ms. Zurzolo; and (b) one transaction (a purchase of 13 shares by her broker-directed IRA) was reported late on Form 4 for Ms. Slomann.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. We may also enter into a written trading plan for the automatic trading of its securities in accordance with Rule 10b5-1 with respect to any stock repurchase plan.

Stockholder Proposals for the 2011 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our Proxy Statement under SEC Rule 14a-8 for the 2011 Annual Meeting of Stockholders must be received by us for inclusion in the Proxy Statement and form of proxy for that meeting on or before December 23, 2010.

        For a stockholder proposal to be presented at an annual meeting that it is not intended to be included in our proxy statement under SEC Rule 14a-8, the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice must be received (i) not earlier than February 2, 2011 and (ii) not later than March 3, 2011. Provided that in the event that the 2011 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2010 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2011 annual meeting was mailed or public disclosure of the date of the 2011 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2011 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder nominations. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Availability of Annual Report and Form 10-K

        Accompanying this Proxy Statement is our Annual Report to Stockholders for the fiscal year ended December 29, 2009, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

        We make available on our website (www.thecheesecakefactory.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under "All SEC Filings" in the "Financial Information" portion of the "Investors" section of our website. We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended December 29, 2009. Such requests should be addressed to:

Jill S. Peters
 Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2010 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies that are being solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2010 Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board of Directors,

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 23, 2010

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy by the Internet, telephone or by returning the Proxy Card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and posted. To vote by the Internet or telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE BY INTERNET		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to obtain and bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or Internet.

APPENDIX A

THE CHEESECAKE FACTORY INCORPORATED
2010 STOCK INCENTIVE PLAN
EFFECTIVE AS OF JUNE 2, 2010

SECTION 1.  INTRODUCTION.

        The Company's Board of Directors adopted The Cheesecake Factory Incorporated 2010 Stock Incentive Plan on the Adoption Date. The Plan is effective on the Stockholder Approval Date conditioned upon and subject to obtaining Company stockholder approval as provided in Section 15 below.

        No Awards may be issued or granted under the Plan until on or after the Stockholder Approval Date. If the Company's stockholders do not approve the Plan on or before the first anniversary of the Adoption Date, then the Plan shall be null and void.

        The purpose of the Plan is to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

        The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants and/or Stock Units.

        This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award agreement.

SECTION 2.  DEFINITIONS.

        (a)   "Adoption Date" means February 25, 2010.

        (b)   "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

        (c)   "Award" means any award of an Option, SAR, Restricted Stock Grant or Stock Unit under the Plan.

        (d)   "Board" means the Board of Directors of the Company, as constituted from time to time.

        (e)   "Cashless Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).

        (f)    "Cause" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), the occurrence of any one or more of the following: (i) dishonesty, incompetence or gross negligence in the discharge of the Participant's duties; (ii) theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information; (iii) willful material violation of any law, rule, or regulation of any governing authority or of the Company's policies and procedures, including without limitation the Company's Code of Ethics and Code of Conduct; (iv) material breach of any agreement with the Company; (v) intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) solicitation of the Company's agents or staff members to work for any other business entity; and/or (vii) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to materially adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation. Except as may otherwise be provided in a Participant employment agreement or applicable Award agreement, (1) with respect to Employees who are not Directors or Officers, Cause shall be determined by the Company pursuant to its employment management practices and (2) the Committee shall make determinations of Cause with respect to Officers, Directors and/or Consultants.

        (g)   "Change in Control" means the consummation of any one or more of the following:

            (i)  any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly, of securities of the Company representing 50% of more of the combined voting power of the Company's then outstanding voting securities ("Voting Securities"); or

           (ii)  a merger or consolidation of the Company with any other corporation (or other entity), other than:

            (a)   a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

            (b)   a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company's then outstanding Voting Securities; or

            (c)   a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. The term, "surviving entity" shall mean only an entity in which all the Company's stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company (who were directors immediately prior thereto)" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

          (iii)  the consummation of a complete liquidation or sale or disposition of all or substantially all of the Company's assets; or

          (iv)  during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

        (h)   "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

        (i)    "Committee" means a committee described in Section 3.

        (j)    "Common Stock" means the Company's common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

        (k)   "Company" means The Cheesecake Factory Incorporated, a Delaware corporation.

        (l)    "Compensation Committee" means the compensation committee of the Board.

        (m)  "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

        (n)   "Covered Employees" means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

        (o)   "Date of Grant" means the date on which the Committee makes the Determination and thereby grants an Award to a Selected Employee. For these purposes, "Determination" shall be defined as approval by the Committee of all key terms of an Award, which include the name of the Selected Employee, the amount of Awards to be granted, vesting schedule and any expiration date. Except as may otherwise be provided by the Board or Committee after June 30, 2012, Awards shall be granted only on pre-set dates which dates shall be set by the Compensation Committee prior to the beginning of the Fiscal Year in which the grants are to be made. Notwithstanding the foregoing limitation, Awards to new hires and promoted employees may be granted at the next regularly scheduled meeting of the Compensation Committee following the employee's date of employment or promotion.

        (p)   "Director" means a member of the Board who is also an Employee.

        (q)   "Disability" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Selected Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Selected Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For all purposes with respect to the Plan, the Disability of a Selected Employee shall be determined solely by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

        (r)   "Employee" means any individual who is a common-law employee of the Company (including any individual who is also a Director), or of a Parent, or of a Subsidiary or of an Affiliate.

        (s)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (t)    "Exercise Price" means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

        (u)   "Fair Market Value" means the market price of a Share and shall be equal to the closing price (or closing bid, if no sales were reported) for a Share of the Company's Common Stock on such day as quoted by the exchange or over-the-counter market on which the Common Stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market). If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists. If the Common Stock is not listed or quoted on an exchange or over-the-counter market, the Committee shall determine the fair market value in good faith.

        Whenever possible, the determination of Fair Market Value shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

        (v)   "Fiscal Year" means the Company's fiscal year.

        (w)  "Grant" means any grant of an Award under the Plan.

        (x)   "Incentive Stock Option" or "ISO" means an incentive stock option described in Code Section 422.

        (y)   "Independent Director" means an individual who:

            (i)  has not been employed by the Company or its Subsidiaries or Affiliates within the last three calendar years;

           (ii)  has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the individual who serves as (1) an advisor, consultant, or legal counsel to the Company or to a member of its senior management and (2) a significant customer or supplier of the Company;

          (iii)  has no personal services contract(s) with the Company, or with any member of its senior management;

          (iv)  is not a director, trustee or officer with a not-for-profit entity that receives significant contributions from the Company;

           (v)  during the current calendar year or any of the three immediately preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K to the SEC, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a director joining the Board shall not in and of itself render the director non-independent;

          (vi)  is not employed by a public company at which an executive officer of the Company is a member of such other company's compensation committee;

         (vii)  has not had any of the relationships described above, with any controlled affiliate of the Company; and

        (viii)  is not a member of the immediate family of any person who fails to satisfy the criteria described above.

  A director is deemed to have received remuneration (other than as a director, including remuneration provided to a non-executive Chairman of the Board, Board committee Chairman, or Lead Director) if remuneration, other than de minimis remuneration, was paid by the Company, its Subsidiaries or Affiliates, to any entity, in which the director has a beneficial ownership interest of 5% or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis if such remuneration is less than $60,000 in any calendar year, or if such remuneration is paid to an entity, it (a) did not for the calendar year exceed the lesser of $1 million, or

  5% of the gross revenues of the entity; and (b) did not directly result in a material increase in the compensation received by the director from that entity.

        (z)   "Leave of Absence" means a bona-fide Company-approved leave of absence from Service for an Employee. Except as otherwise provided by applicable law or in an employment agreement, if there is a Leave of Absence(s) that in the aggregate in any Fiscal Year consists of forty-five (45) days or less and in which the Employee returns to Service promptly upon expiration of such Leave of Absence(s), then the vesting or expiration date(s) of any of such Employee's then outstanding Awards will not be affected. Except as otherwise provided by applicable law, the Company will determine the effect on an Employee's Awards if the Leave of Absence(s) will exceed forty-five (45) days. For purposes of determining whether an ISO is entitled to continue its ISO status, a common-law employee's Service will be treated as terminating ninety (90) days after such Employee went on the Leave of Absence, unless such Employee's right to return to active work is guaranteed by law or by a contract. Except as otherwise provided by applicable law, Service terminates in any event when an approved Leave of Absence ends unless such Employee immediately returns to active work.

        (aa) "Net Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee's exercise of the Option will be reduced by the Company's retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company (but will not be available for issuance under this Plan in accordance with Section 5(a)) and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.

        (bb) "Non-Employee Director" means a member of the Board who is not an Employee.

        (cc) "Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.

        (dd) "Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

        (ee) "Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

        (ff)  "Optionee" means an individual, estate or other entity that holds an Option.

        (gg) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

        (hh) "Participant" means an individual or estate or other entity that holds an Award.

         (ii)  "Performance Goals" means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and/or (xxv) revenues.

        (jj)   "Performance Period" means any period of time determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

        (kk) "Plan" means this The Cheesecake Factory Incorporated 2010 Stock Incentive Plan as it may be amended from time to time.

        (ll)   "Prior Equity Plans" means the Company's 2001 Omnibus Stock Incentive Plan, as amended and restated, and its predecessor plans.

        (mm)  "Re-Load Option" means a new Option or SAR that is automatically granted to a Participant as result of such Participant's exercise of an Option or SAR.

        (nn) "Re-Price" means that (i) the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor definition(s)) or (ii) excluding transactions permitted under Section 11(a), the Company has exchanged, cancelled, substituted, buys out or surrenders an Option or SAR which has an Exercise Price that is greater than the Fair Market Value for a new Award with a lower (or no) Exercise Price or for cash.

        (oo) "Restricted Stock Grant" means Shares awarded under the Plan as provided in Section 9.

        (pp) "Restricted Stock Grant Agreement" means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.

        (qq) "Retirement" means an Employee's employment has been terminated for any reason other than for Cause by the Company and the Termination Date occurred on or after the Employee had attained 60 years of age.

        (rr)  "SAR Agreement" means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

        (ss)  "SEC" means the Securities and Exchange Commission.

        (tt)  "Section 16 Persons" means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

        (uu) "Securities Act" means the Securities Act of 1933, as amended.

       (vv)  "Selected Employee" means an Employee or Consultant who has been selected by the Committee to receive an Award under the Plan.

        (ww)  "Service" means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. The Committee determines when Service commences and terminates for all purposes with respect to the Plan.

       (xx)  "Share" means one share of Common Stock.

        (yy) "Stock Appreciation Right" or "SAR" means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.

        (zz) "Stock Option Agreement" means the agreement described in Section 6 evidencing each Award of an Option.

        (aaa)  "Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

        (bbb)  "Stock Unit Agreement" means the agreement described in Section 10 evidencing each Award of Stock Units.

        (ccc)  "Stockholder Approval Date" means the date that the Company's stockholders approve this Plan provided that such approval must occur on or before the first anniversary of the Adoption Date.

        (ddd)  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

        (eee)  "Termination Date" means the date on which a Participant's Service terminates.

        (fff) "10-Percent Shareholder" means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.  ADMINISTRATION.

        (a)    Committee Composition.     A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board's Compensation Committee (or a comparable committee of three or more Independent Directors selected by the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee in which event all references to the Committee shall refer to the Board whether or not expressly stated herein.

        To the extent required, the Committee shall have membership composition which enables (i) grants of Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m).

        (b)    Authority of the Committee.     Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable. Such actions shall include without limitation:

            (i)  determining Selected Employees who are to receive Awards under the Plan;

           (ii)  determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

          (iii)  correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

          (iv)  accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

           (v)  interpreting the Plan and any Award agreements;

          (vi)  making all other decisions relating to the operation of the Plan; and

         (vii)  adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.

        The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee's (or Board's) determinations under the Plan shall be final, conclusive and binding on all persons. The Committee's decisions and determinations need not be uniform and may be made selectively among Participants in the Committee's sole discretion. The Committee's (or Board's) decisions and determinations will be afforded the maximum deference provided by applicable law.

        (c)    Indemnification.     To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.  GENERAL.

        (a)    General Eligibility.     Only Employees and Consultants shall be eligible for designation as Selected Employees by the Committee.

        (b)    Incentive Stock Options.     Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

        (c)    Restrictions on Shares.     Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

        (d)    Beneficiaries.     A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

        (e)    Performance Goals.     The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:

            (i)  asset write-downs or discontinued operations,

           (ii)  litigation or claim judgments or settlements,

          (iii)  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

          (iv)  reorganizations or restructuring programs or divestitures or acquisitions, and/or

           (v)  extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

        Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).

        (f)    Stockholder Rights.     A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.

        (g)    Termination of Service.     Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant's Service (in all cases subject to the term of the Option or SAR as applicable):

            (i)  if the Service of a Participant is terminated for Cause, then all Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards);

           (ii)  if the Service of Participant is terminated for any reason other than for Cause, Retirement, death or Disability, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards); or

          (iii)  if the Service of a Participant is terminated due to Retirement, death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within twelve months (provided however that such twelve month duration shall instead be thirty-six months if the Participant had completed at least twenty continuous years of Service as of the Termination Date and the Participant's Service was being terminated due to Retirement) after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards). In the event of a termination of an Employee's Service due to Disability, an unexercised ISO will be treated as an NSO commencing as of one year and one day after such Termination Date.

        To the extent that, during the entire last two weeks prior to the termination of a vested in-the-money Option under clauses (ii) or (iii) above, a sale of Shares underlying such Option would violate Section 16(b) of the Exchange Act or would otherwise be prohibited by Company policy or applicable law or regulations, then such Option shall instead remain exercisable for two weeks after the first business day that all such prohibitions to sale are no longer applicable (subject in all cases to the term of the Option).

        (h)    Code Section 409A.     Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. If upon a Participant's "separation from service" within the meaning of Code Section 409A, he/she is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant's separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Participant's death. Any such delayed payments shall be made without interest.

        (i)    Electronic Communications.     Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

        (j)    Unfunded Plan.     Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

        (k)    Liability of Company.     The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

        (l)    Reformation.     In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        (m)    No Re-Pricing of Options or SARs or Granting of Re-Load Options.     Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced (as defined in Section 2(nn)) and (ii) Re-Load Options (as defined in Section 2(mm)) may not be granted, in each case without the approval of Company stockholders.

        (n)    Successor Provision.     Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

SECTION 5.  SHARES SUBJECT TO PLAN AND SHARE LIMITS.

        (a)    Basic Limitations and Fungible Share Counting.     The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed 3,800,000 Shares ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or a SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares may not again be made available for issuance under the Plan and shall count on a one-for-one basis against the Share Issuance Limit: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,800,000 Shares.

        (b)    Additional Shares.     If Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Awards shall again become available for issuance under the Plan and shall not count against the Share Issuance Limit. If Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number of Shares available for issuance under Section 5(a) and the balance shall again become available for issuance under the Plan.

        (c)    Dividend Equivalents.     Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

        (d)    Share Limits.     For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Covered Employees, then the limits specified below in this Section 5(d) shall be applicable to

Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).

          (i)    Limits on Options and SARs.    No Selected Employee shall receive Options to purchase Shares or Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 200,000 Shares.

          (ii)    Limits on Restricted Stock Grants and Stock Units.    No Selected Employee shall receive Restricted Stock Grants or Stock Units during any Fiscal Year that in the aggregate cover in excess of 100,000 Shares.

          (iii)    Increased Limits for First Year of Employment or Change in Status.    The numerical limits expressed in the foregoing subparts (i) and (ii) shall in each case be multiplied by two with respect to Awards granted to a Selected Employee during the Fiscal Year of (1) the Selected Employee's commencement of employment with the Company or (2) the Selected Employee's promotion to be the Company's Chief Executive Officer or (3) when a Selected Employee first becomes a Covered Employee.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

        (a)    Stock Option Agreement.     The Company shall give notice of the Determination to issue an Option to each Selected Employee as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the Date of Grant. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

        (b)    Number of Shares.     Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.     An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall be at least 100% of the Fair Market Value (110% for ISO Grants to 10-Percent Shareholders) on the Date of Grant.

        (d)    Exercisability and Term.     Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the Date of Grant (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

        (e)    Modifications or Assumption of Options.     Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

        (f)    Assignment or Transfer of Options.     Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. Except as provided in Sections 4(c) or 14, or in a Stock Option Agreement, or as required by applicable law, an Option awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(f) shall be void. However, this Section 6(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested Options by will.

SECTION 7.  PAYMENT FOR OPTION SHARES.

        (a)    General Rule.     The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows in this Section 7 and if so provided for in an applicable Stock Option Agreement:

            (i)  In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

           (ii)  In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

        (b)    Surrender of Stock.     To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

        (c)    Cashless Exercise.     To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

        (d)    Net Exercise.     To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

        (e)    Other Forms of Payment.     To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

        (a)    SAR Agreement.     Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares.     Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.     Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant.

        (d)    Exercisability and Term.     Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the Date of Grant (and may be for a shorter period of time than ten years). No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant's death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO.

        (e)    Exercise of SARs.     If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant's death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

        (f)    Modification or Assumption of SARs.     Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

        (g)    Assignment or Transfer of SARs.     Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. Except as provided in Sections 4(c) or 14, or in a SAR Agreement, or as required by applicable law, a SAR awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(g) shall be void. However, this Section 8(g) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested SARs by will.

SECTION 9.  TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

        (a)    Restricted Stock Grant Agreement.     Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares and Payment.     Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

        (c)    Vesting Conditions.     Each Restricted Stock Grant must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.     The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

        (e)    Modification or Assumption of Restricted Stock Grants.     Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

        (f)    Assignment or Transfer of Restricted Stock Grants.     Except as provided in Sections 4(c) or 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).

SECTION 10.  TERMS AND CONDITIONS OF STOCK UNITS.

        (a)    Stock Unit Agreement.     Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares and Payment.     Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

        (c)    Vesting Conditions.     Each Award of Stock Units must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.     The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

        (e)    Modification or Assumption of Stock Units.     Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

        (f)    Assignment or Transfer of Stock Units.     Except as provided in Sections 4(c) or 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).

        (g)    Form and Time of Settlement of Stock Units.     Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

        (h)    Creditors' Rights.     A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.  ADJUSTMENTS.

        (a)    Adjustments.     In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall, subject in all cases to the requirements of Section 4(m), make equitable and proportionate adjustments to:

            (i)  the maximum aggregate number of Shares enumerated in the Grant limits specified in Section 5(a) including the Share Issuance Limit and ISO limit;

           (ii)  the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

          (iii)  the limits on Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);

          (iv)  the number and kind of securities covered by each outstanding Award;

           (v)  the Exercise Price under each outstanding SAR and Option; and

          (vi)  the number and kind of outstanding securities issued under the Plan.

        (b)    Participant Rights.     Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant's Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

        (c)    Fractional Shares.     Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.  EFFECT OF A CHANGE IN CONTROL.

        (a)    Merger or Reorganization.     In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

        (b)    Acceleration.     Except as otherwise provided in the applicable Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Grant Agreement (and in such case the applicable Award agreement shall govern), in the event that a Change in Control occurs and there is no assumption or continuation of some or all outstanding Awards pursuant to Section 12(a):

            (i)  the Committee may in its discretion provide that all Awards which will otherwise be canceled shall instead vest and become exercisable as of immediately before such Change in Control; and

           (ii)  Participants holding outstanding Awards shall receive written notice at least 30 days prior to the consummation of such Change in Control that their Awards will be canceled as of the Change in Control.

SECTION 13.  LIMITATIONS ON RIGHTS.

        (a)    Retention Rights.     Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws and a written employment agreement (if any).

        (b)    Regulatory Requirements.     This Plan shall comply with all legal requirements for proper disclosure and accounting and shall provide appropriate documentation for proper disclosure and accounting. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

        (c)    Dissolution.     To the extent not previously exercised or settled, Options, SARs, Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.

        (d)    Clawback Policy.     The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy"), in each case with respect to the Clawback Policy that was in effect as of the Date of Grant for a particular Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14.  TAXES.

        (a)    General.     A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)    Share Withholding.     The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise.

SECTION 15.  DURATION AND AMENDMENTS.

        (a)    Term of the Plan.     The Plan, as set forth herein, is conditioned upon and subject to the approval of the Company's stockholders and is effective on the Stockholder Approval Date. The Plan shall terminate on the day before the tenth anniversary of the Adoption Date and may be terminated on any earlier date pursuant to this Section 15. This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Plans or other Company equity compensation plans. No further awards may be granted under the Prior Equity Plans as of the Stockholder Approval Date.

        (b)    Right to Amend or Terminate the Plan.     The Board may amend or terminate the Plan at any time and for any reason subject to obtaining stockholder approval as required under this Plan or applicable law. No Awards shall be granted under the Plan after the Plan's termination. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 16.  EXECUTION.

        To record the adoption of the Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

THE CHEESECAKE FACTORY INCORPORATED
By:

Title:

APPENDIX B

THE CHEESECAKE FACTORY INCORPORATED

2010 AMENDED AND RESTATED
ANNUAL PERFORMANCE INCENTIVE PLAN

AS AMENDED AND RESTATED JUNE 2, 2010

B-i

Page(s)
	6.10	Term of Plan:	B-5
	6.11	Code Section 409A:	B-5
	6.12	Non-Exclusive:	B-6
	6.13	Clawback Policy:	B-6
VII.	EXECUTION OF PLAN		B-6

B-ii

I.  STATEMENT OF PURPOSE

        The purposes of the Plan are to:

          (a)   challenge management to make decisions and to take actions to advance the Company to meet its goals;

          (b)   retain and motivate management;

          (c)   focus management's attention on setting and achieving clearly defined and attainable corporate and business unit performance objectives; and

          (d)   provide incentive compensation that is based on performance.

II.  DEFINITIONS

        The following terms, when used herein, shall have the meanings indicated in this Section unless different meanings are clearly required by the context of the Plan.

        2.1    Award:     "Award" means any bonus, award, or other compensation granted to a Participant under the terms of this Plan.

        2.2    Base Salary:     "Base Salary" means the aggregate annualized base salary of a Participant received (or to be received) from the Company and all of its subsidiaries with respect to a Fiscal Year exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, other bonuses or incentive awards by the Company and calculated prior to any reductions for salary deferrals pursuant to any deferred compensation plan or contributions qualifying under Section 401(k) of the Code.

        2.3    Board:     "Board" means the Board of Directors of the Company.

        2.4    Code:     "Code" means the Internal Revenue Code of 1986, as amended.

        2.5    Committee:     "Committee" means a committee consisting solely of two (2) or more directors who are considered "outside directors" for purposes of Section 162(m) of the Code and the Regulations thereunder. So long as the Compensation Committee of the Board satisfies such criteria, the Compensation Committee of the Board shall be the Committee under the Plan.

        2.6    Company:     "Company" means The Cheesecake Factory Incorporated, a Delaware corporation, and any related or successor organization that adopts this Plan.

        2.7    Covered Employee:     "Covered Employee" means an individual whose compensation is subject to the Limitation Amount.

        2.8    Disability:     "Disability" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

        2.9    Employee:     "Employee" means a common law employee of the Company or of any subsidiary or affiliate of the Company.

        2.10    Fiscal Year:     "Fiscal Year" means the annual fiscal accounting period adopted by the Company for tax purposes.

        2.11    Limitation Amount::     "Limitation Amount" means the dollar amount set forth in Code Section 162(m)(l). As of the date of the Board's adoption of the latest restatement of this Plan, the Limitation Amount is $1,000,000.

        2.12    Participant:     "Participant" means any Employee who has become a Participant in the Plan under Section III.

        2.13    Performance Achievement Bonus:     "Performance Achievement Bonus" means, subject to the terms and conditions set forth in the Plan including without limitation the maximum Performance Achievement Bonus amount specified in Section 4.5, a bonus amount that is equal to a stated percentage of a Participant's Base Salary (determined as of the date the Performance Incentive Targets are established) which may be awarded as an Award to a Participant as a result of achievement of the Performance Incentive Target(s) established for the Participant as set forth in Section 4.1.

        2.14    Performance Incentive Target:     "Performance Incentive Target" means one or more objective performance targets established for a Participant for a Fiscal Year which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or the Company or any Company parent, subsidiary, affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Incentive Target applicable to Awards shall be limited to one or more of the following target objectives: (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and/or (xxv) revenues.

        2.15    Plan:     "Plan" means The Cheesecake Factory Incorporated 2010 Amended and Restated Annual Performance Incentive Plan, as described herein, and all subsequent amendments thereto.

        2.16    Regulations:     "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended, and other formal guidance issued by the Internal Revenue Service.

        2.17    Restatement Date:     "Restatement Date" means the date of the Company's 2010 annual meeting of stockholders which is scheduled to occur on June 2, 2010.

        2.18    Separation from Service:     "Separation from Service" means a "separation from service" as defined under Code Section 409A and the Regulations.

III.  PARTICIPATION

        3.1    Eligibility:     Each Fiscal Year, the Committee, in its sole discretion, shall designate those Employees who shall be eligible to receive an Award under the Plan for that Fiscal Year. Eligible Participants may include Company (or Company subsidiary) executive officers, other officers, or any other Employees who are or who could become Covered Employees with respect to such Fiscal Year.

        3.2    Participation:     Each eligible Employee shall become a Participant in the Plan as of the date designated by the Committee in its discretion.

IV.  INCENTIVE AWARDS

        4.1    Performance Achievement Bonus:     By no later than the latest time permitted by Section 162(m) of the Code and the Regulations (generally, not later than after 25% of the performance period has elapsed and in any event not later than 90 days after the commencement of the performance period) and while the achievement of the Performance Incentive Target remains substantially uncertain within the meaning of Section 162(m) of the Code and the Regulations, the Committee shall establish, in writing, the specific Performance Incentive Target for a Participant which must be achieved in order to earn a Performance Achievement Bonus (or designated portion thereof) and the formula for computing the Performance Achievement Bonus (or designated portion thereof) if such Performance Incentive Target is achieved. The Performance Incentive Target shall be established in writing by the Committee and shall be applied to a Fiscal Year and all Performance Achievement Bonus amounts shall be determined by the Committee. The Performance Incentive Target and the formula for computing the Performance Achievement Bonus with respect to a Fiscal Year shall be duly communicated to a Participant by the Company. The Committee may reserve for itself the discretionary ability to reduce (but not increase) the amount of a Performance Achievement Bonus not withstanding achievement of the Performance Incentive Targets.

        4.2    Committee Certification:     The Committee shall determine whether the Performance Incentive Target is achieved, and, if so, the Committee shall certify in writing, prior to the payment of any Performance Achievement Bonus (or designated portion thereof) for such Fiscal Year, the degree to which such Performance Incentive Target was satisfied. No Performance Achievement Bonus (or designated portion thereof) for such Fiscal Year shall be payable to a Participant unless and until the Committee makes such written certification as required by Section 162(m) of the Code and the Regulations thereunder. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

        4.3    No Modification of Performance Incentive Target and Formula:     Once the Committee has established and approved, in writing, the Performance Incentive Target(s) which must be achieved in order for the Performance Achievement Bonus (or designated portion thereof) to be earned and the formula for computing the Performance Achievement Bonus (or designated portion thereof), with respect to a Fiscal Year, the Committee shall not have the authority to modify such Performance Incentive Target(s) or formula for computing the Performance Achievement Bonus with respect to such Fiscal Year, except as provided in Section 5.4 below.

        4.4    Form and Timing of Bonus:     Each Performance Achievement Bonus shall be payable to the Participant in cash on the date designated by the Committee and such payment date shall occur during the 2 1/2 month period immediately following the end of the applicable Fiscal Year.

        4.5    Maximum Performance Achievement Bonus:     In no event shall the maximum Performance Achievement Bonus for any Fiscal Year payable to any one Participant exceed $2.5 million.

V.  ADMINISTRATION

        5.1    Administration by the Committee:     The Plan shall be administered by the Committee. The Committee has the authority to interpret the Plan, the terms of any document relating to any Award and may adopt such rules and regulations for carrying out the terms and purposes of the Plan and may take such other actions in the administration of the Plan as it deems advisable. The interpretation and construction by the Committee of any provision of the Plan, any document evidencing an Award, and any rule or regulation adopted by the Committee shall be final and binding. The Committee may, as a condition of an Award, require that a Participant execute and deliver to the Company applicable documents or agreements evidencing such Award. To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation employees and officers) who are delegated by the Board or Committee to perform administrative functions in connection with this Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

        5.2    Pro-Rata Awards:     Except to the extent inconsistent with the provisions of Section 162(m) of the Code and the Regulations thereunder, the Committee shall have the authority to grant a Performance Achievement Bonus that is proportionately or otherwise adjusted based on and consistent with the Performance Incentive Targets to take into account the period of actual service of a Participant that became eligible to join the Plan after the beginning of the Fiscal Year.

        5.3    Unforeseen Circumstances or Change in Control:     In the event of a Participant's Separation from Service by reason of death, Disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, and not inconsistent with the provisions of Section 162(m) of the Code and the Regulations thereunder.

        5.4    Adjustments:     The Committee may adjust the evaluation of performance under a Performance Incentive Target(s) (to the extent permitted by this Plan and Code Section 162(m)) to remove the effects of certain events including without limitation the following:

  (i)
  asset write-downs or discontinued operations,

  (ii)
  litigation or claim judgments or settlements,

  (iii)
  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

  (iv)
  reorganizations or restructuring programs or divestitures or acquisitions, and/or

  (v)
  extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

        5.5    Amendment or Termination of Plan:     The Plan may be amended or terminated in whole or in part by the Board in its sole discretion, but no such action shall adversely affect or alter any right or obligation existing prior to such amendment or termination. Plan amendments will require stockholder approval only to the extent required by applicable law.

VI.  MISCELLANEOUS

        6.1    Assignability:     No Participant shall have the right to pledge, assign or otherwise dispose of any unpaid portion of any Award.

        6.2    Expenses:     Except as otherwise provided under the provisions of the Plan, all costs and expenses in connection with the administration of the Plan shall be paid by the Company.

        6.3    Gender:     The masculine pronoun wherever used includes the feminine pronoun.

        6.4    Governing Laws:     The Plan shall be construed, administered and enforced according to the laws of the United States and the laws of the State of Delaware to the extent the latter are not preempted by the former.

        6.5    No Guarantee of Employment:     Nothing in this Plan shall be construed as giving any Employee an agreement or understanding, express or implied, that the Company or any subsidiary shall continue to employ any individual, whether or not a Participant in the Plan.

        6.6    No Right to Award:     Subject to Section 5.3 and unless otherwise expressly set forth in any employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award hereunder until such Award has been paid to such Participant and the Award shall be conditioned upon a Participant being an Employee on the date designated for payment of the Award.

        6.7    Payment of Taxes:     The Company shall have the right to withhold from any payment to a Participant under this Plan, in cash, all federal, state, city or other taxes as shall be required pursuant to any statute or governmental regulations or ruling. In connection with such withholding, the Company may make any arrangement consistent with this Plan, as it may deem appropriate. The Company and its Employees (or members of the Board or Committee) shall not be liable to a Participant or other persons as to any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

        6.8    Section Headings:     The headings of this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

        6.9    Severability:     In the event any provision of this Plan shall be considered illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted therein.

        6.10    Term of Plan:     The Plan originally became effective for the Fiscal Year 1993, and continues on a year-to-year basis, at the sole discretion of the Committee. The Board previously amended and restated this Plan on March 24, 2005 effective with Fiscal Year 2005 ("2005 Plan"). The Board subsequently amended and restated the 2005 Plan on February 24, 2010 with such restatement to be effective as of the Restatement Date conditioned on and subject to the Company's stockholders approving the material terms of this Plan on or before the Restatement Date. No Awards may be granted under this Plan unless the Company's stockholders approve the material terms of this Plan on or before the Restatement Date. Notwithstanding anything to the contrary herein, Performance Incentive Targets established by the Committee under the 2005 Plan prior to the Restatement Date for Fiscal Year 2010, and any Performance Achievement Bonus Awards earned as a result of achievement of such Performance Incentive Targets, shall be subject to and administered under the 2005 Plan.

        6.11    Code Section 409A:     Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. If upon a Participant's Separation from Service, such Participant is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such Separation from Service under this Plan until the earlier of (i) the first business day of the seventh month following Participant's

Separation from Service, or (ii) ten (10) days after the Company receives written confirmation of Participant's death. Any such delayed payments shall be made without interest.

        6.12    Non-Exclusive:     The adoption of this Plan by the Board and its submission to stockholders for approval (i) do not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board of or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

        6.13    Clawback Policy:     The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy"), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

VII.  EXECUTION OF PLAN

        IN WITNESS WHEREOF, the Company has hereunder caused its name to be signed by its duly authorized officers this            day of June 2010.

THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation
By:
David Overton Chairman of the Board, Chief Executive Officer and President
By:
Debby R. Zurzolo Executive Vice President, General Counsel and Secretary

THE CHEESECAKE FACTORY

ATTN: JILL PETERS

26901 MALIBU HILLS ROAD
CALABASAS HILLS, CA 91301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

01	ALLEN J. BERNSTEIN	☐	☐	☐

02	THOMAS L. GREGORY	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain

2	Approval of the 2010 Stock Incentive Plan.	☐	☐	☐

3	Approval of the 2010 Amended and Restated Annual Performance Incentive Plan.	☐	☐	☐

4	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2010.	☐	☐	☐

NOTE: In addition, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

THE CHEESECAKE FACTORY INCORPORATED

Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on June 2, 2010 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, or any adjournment or postponement thereof.

The undersigned hereby appoints Debby R. Zurzolo and Jill S. Peters, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 6, 2010 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side.

This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 and 4.  In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 23, 2010 of the 2010 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT: THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Continued and to be signed on reverse side